Focused Forward

2015 Proxy Statement and

Notice of 2015 Annual Meeting

of Shareholders

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

April 7, 2015

Dear Shareholder,

We are pleased to invite you to KeyCorp’s 2015 Annual Meeting of Shareholders on Thursday, May 21, 2015. The meeting will be held at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114, beginning at 8:30 a.m., local time.

The notice and proxy statement contain important information about proxy voting and the business to be conducted at the meeting. We encourage you to read it carefully before voting. We hope you will attend the meeting, but even if you plan to attend we encourage you to vote your shares by telephone, online, or by returning your completed proxy card to us.

Every shareholder vote is important and we want to ensure your shares are represented at the meeting. Please vote your shares as promptly as possible.

Thank you for your continued support of KeyCorp. We look forward to seeing you at the meeting.

Sincerely,

Beth E. Mooney

Chairman of the Board and

Chief Executive Officer

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

Notice of Annual Meeting of Shareholders of KeyCorp

Date and Time:	Thursday, May 21, 2015 at 8:30 a.m., local time

Place:	One Cleveland Center 1375 East Ninth Street Cleveland, Ohio 44114

Items of Business:

At the meeting, the shareholders will vote on the following matters:

1.     Election of the 14 directors named in the proxy statement to serve for one-year terms expiring in 2016;

2.     Ratification of the appointment by the Audit Committee of the KeyCorp Board of Directors of Ernst & Young LLP as independent auditors for KeyCorp for the fiscal year ending December 31, 2015;

3.     Advisory approval of KeyCorp’s executive compensation;

4.     A shareholder proposal seeking to separate the Chairman and Chief Executive Officer roles; and

5.     Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Record Date:	Shareholders of record of KeyCorp common shares at the close of business on Monday, March 23, 2015 have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

Delivery of Proxy Materials:	We will first mail the Notice of Internet Availability of Proxy Materials to our shareholders on or about April 9, 2015. On or about the same day, we will begin mailing paper copies of our proxy materials to shareholders who have requested them.

Internet Availability of Proxy Materials:	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON THURSDAY, MAY 21, 2015: Our 2015 proxy statement, proxy card, and Annual Report on Form 10-K for the year ended December 31, 2014 are available at www.envisionreports.com/key.

Voting:	It is important that your shares are represented and voted at the meeting. You may vote by telephone, online, or by mailing your signed proxy card in the enclosed return envelope if the proxy statement was mailed to you. If you do attend the meeting, you may withdraw any previously-voted proxy and personally vote on any matter properly brought before the meeting.

By Order of the Board of Directors

Paul N. Harris

Secretary and General Counsel

April 7, 2015

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

Proxy Statement

The Board of Directors of KeyCorp is furnishing you with this proxy statement to solicit shareholder proxies to be voted at the 2015 Annual Meeting of Shareholders to be held on May 21, 2015 (the “Annual Meeting”), and at all postponements and adjournments thereof. The 2015 Annual Meeting will be held at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114.

The mailing address of our principal executive office is 127 Public Square, Cleveland, Ohio 44114. KeyCorp employs the cost-effective and environmentally-conscious “notice and access” delivery method. This allows us to give our shareholders access to a full set of our proxy materials online. Beginning on or about April 9, 2015, we will send to most of our shareholders, by mail or e-mail, a notice explaining how to access our proxy materials and vote online. This notice is not a proxy card and cannot be used to vote your shares.

All record holders of KeyCorp common shares at the close of business on Monday, March 23, 2015 are entitled to vote. On that date, there were 843,750,809 KeyCorp common shares outstanding. Holders of KeyCorp common shares are entitled to one vote for each share held of record.

Proxy Statement Summary

This summary contains highlights of information contained elsewhere in our proxy statement and does not contain all of the information that you should consider. Please read the entire proxy statement before you vote.

2015 Director Nominees

Name	Age	Director Since	Independent	Committee Memberships
				Audit	C&O	NCGC	Risk	Executive
Bruce D. Broussard (1)	52		Yes
Joseph A. Carrabba	62	2009	Yes		Chair	✓		✓
Charles P. Cooley	59	2011	Yes	✓				✓
Alexander M. Cutler (2)	63	2000	Yes		✓	Chair		✓
H. James Dallas	56	2005	Yes			✓	Chair
Elizabeth R. Gile	59	2010	Yes				✓
Ruth Ann M. Gillis	60	2009	Yes	Chair		✓
William G. Gisel, Jr.	62	2011	Yes		✓
Richard J. Hipple	62	2012	Yes				✓
Kristen L. Manos	55	2009	Yes	✓				✓
Beth E. Mooney	59	2010	No					Chair
Demos Parneros	52	2014	Yes				✓
Barbara R. Snyder	59	2010	Yes		✓			✓
David K. Wilson	60	2014	Yes				✓

(1)	Not currently a director of KeyCorp. Upon his election, Mr. Broussard is expected to join the Compensation and Organization Committee.

(2)	Serves as KeyCorp’s independent Lead Director.

2014 Performance Highlights

In 2014, KeyCorp was Focused Forward by executing our strategy, growing relationships, investing in our businesses, improving efficiency, and returning peer-leading capital to our shareholders. When evaluating our performance in 2014, the Compensation and Organization Committee considered the following:

Results
Generate Positive Operating Leverage

We generated positive operating leverage—meaning that our growth in revenue exceeded our growth in expenses—for the full year, even though our pre-provision net revenue (“PPNR”) was slightly below planned levels for the year. This result was driven by:

—        A 5% increase in our total average loans, including an 11% increase in commercial, financial and agricultural loans;

—        A record year for investment banking and debt placement fees, up 19%; and

—        Our commitment to control expenses evidenced by the work of our enterprise program management office and the institutionalization of our Lean Six Sigma initiatives, even as we incurred expenses, such as pension settlement and unanticipated efficiency initiative charges resulting from our continuing efficiency initiatives.

Strong Risk Management

We continued to benefit from strong credit quality. Net charge-offs and nonperforming assets were down 33% and 18%, respectively, which was reflected in our:

—       Earnings Per Share (“EPS”) from continuing operations of $1.04, which not only exceeded planned levels, but was up 12% from the prior year; and

—       Return on Assets (“ROA”) of 1.08%, which placed us in the 62nd percentile of the companies in our Peer Group.

Effectively Managing Capital

We remained committed to organic growth, supplemented by targeted acquisitions—each consistent with our relationship focus—and evidenced by:

—       The successful execution on our plans to grow future revenue through initiatives, including strategic hiring in our Corporate Bank, as well as substantial progress made in this regard in our Community Bank; and

—        Our acquisition of Pacific Crest Securities, LLC, which added a number of senior bankers to our platform and represents a new industry vertical (technology) in our investment bank.

 2015 Proxy Statement Summary

Executive Compensation Highlights

Our executive compensation program emphasizes variable and performance-based compensation for our executive officers through our Annual Incentive Plan and annual awards of long-term incentives whose value is tied to our share price and, in some cases, requires that threshold levels of financial performance be satisfied. KeyCorp believes that this compensation program aligns with long-term shareholder value, reflects best practices, and conforms to evolving regulatory requirements. At the 2014 Annual Meeting of Shareholders, KeyCorp again received strong support for its executive compensation program with approximately 96% of votes cast in favor of our advisory resolution.

Consistent with our philosophy, approximately 86% of the target total direct compensation opportunity is variable or tied to performance for our Chairman and Chief Executive Officer and 79% for our other Named Executive Officers (defined on page 24 of this proxy statement). The elements of our executives’ compensation are:

Some highlights of KeyCorp’s compensation best practices and governance include:

✓	Maintaining a rigorous, year-round process for making and evaluating pay decisions
✓	Maintaining an active shareholder engagement program to obtain feedback from institutional shareholders regarding our compensation philosophy and structure
✓	Emphasizing variable and performance-based compensation
✓	Requiring deferral of incentive awards (at least 60% for our Chairman and Chief Executive Officer and 50% for our other Named Executive Officers)
✓	Balancing compensation risk and reward
✓	Regularly monitoring our share utilization
✓	Maintaining robust stock ownership guidelines for our executives and directors
✓	Maintaining a compensation clawback policy
✓	Requiring change of control agreements to include “double trigger” vesting
✓	Retaining an independent compensation consultant
X	Prohibiting tax gross-ups for change of control payments and perquisites
X	Prohibiting the repricing of options or the “timing” of equity grants
X	No employment agreements for executive officers
X	No hedging or pledging of KeyCorp securities by directors or executive officers
X	Supplemental executive retirement plans frozen in 2009

For a more detailed discussion regarding the compensation of our Named Executive Officers, please see our Compensation Discussion and Analysis beginning on page 24 of this proxy statement.

Corporate Governance Practices

We are committed to meeting high standards of ethical behavior, corporate governance, and business conduct. Some of our corporate governance best practices include:

Director Elections

•	Annual elections for all directors (page 1)
•	Majority voting in uncontested elections (page 2)

Board Independence

•	All director nominees, other than Ms. Mooney, are independent under the New York Stock Exchange’s and KeyCorp’s standards of independence (page 16)
•	Our standing Board committees (Audit, Compensation and Organization, Nominating and Corporate Governance, and Risk) consist solely of independent directors (page 11)
•	Independent Lead Director—Alexander M. Cutler—with extensive responsibilities (page 10)
•	Annual Lead Director evaluation and review of Board leadership structure by directors (pages 10 and 11)
•	Significant input from the Lead Director on the Board agenda, schedule and materials (pages 10 and 11)

Standing Board Committees

•	Audit Committee—14 meetings in 2014 (page 12)
•	Compensation and Organization Committee—7 meetings in 2014 (page 13)
•	Nominating and Corporate Governance Committee—6 meetings in 2014 (page 13)
•	Risk Committee—9 meetings in 2014 (page 14)

Practices and Policies

•	Experienced, diverse Board membership
•	Commitment to Board refreshment, with an average tenure of 5.5 years and eight new directors added since 2010 (page 10)
•	Independent directors met in executive session at every regular 2014 Board meeting
•	Approximately 98% average attendance by directors at Board and committee meetings
•	Strong Board leadership in the oversight of enterprise risk (page 14)
•	Annual disclosure of political spending (page 19)
•	Strong director education program (page 18)
•	Active shareholder engagement program (page 17)

For a more detailed discussion concerning KeyCorp’s corporate governance practices, please refer to the section entitled “The Board of Directors and Its Committees” beginning on page 10 of this proxy statement.

 2015 Proxy Statement Summary

Proposals for the Annual Meeting

Proposal	Page	Board Recommendation

1. Election of Directors You are being asked to elect 14 directors. Each of the nominees is standing for election to hold office until the 2016 Annual Meeting of Shareholders.	1	“FOR” each nominee

2. Auditor Ratification You are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent auditor for fiscal year 2015. One or more representatives of Ernst & Young LLP will be present at the meeting to respond to appropriate questions from shareholders.	61	“FOR”

3. Say-on-Pay You are being asked to give advisory approval of compensation paid to KeyCorp’s Named Executive Officers (as defined on page 24 of this proxy statement). This advisory vote is held on an annual basis.	62	“FOR”

4. Shareholder Proposal Seeking to Separate Chairman and Chief Executive Officer Roles A shareholder proposal requesting that KeyCorp adopt a policy and amend its governance documents so that the role of Chairman of the Board of Directors be held by an independent director is being presented for vote.	63	“AGAINST”

Voting Your Shares

Who May Vote:	Shareholders of record as of the close of business on March 23, 2015.

Voting Online:	Registered holders can go to www.envisionreports.com/key and follow the instructions. If you hold your shares in street name, please follow the instructions found on your voting instruction form.

Voting by Telephone:	Follow the instructions in the Notice of Internet Availability of Proxy Materials or on your proxy card.

Voting by Mail:	Complete, sign, and date the proxy card and return it in the envelope that was provided in the proxy statement mailing package.

Voting in Person:	If you choose to attend the Annual Meeting in person, you will be asked to present photo identification and proof that you own KeyCorp common shares before entering the meeting. If you want to vote shares that you hold in street name in person at the Annual Meeting, you must bring a legal proxy in your name from the broker, bank, or other nominee that holds your shares. Even if you plan to attend the Annual Meeting, we encourage all shareholders to vote in advance of the meeting.

i

 2015 Proxy Statement—Table of Contents

ii

PROPOSAL ONE: Election of Directors

Our Board of Directors (the “Board”), elected by KeyCorp’s shareholders, oversees the business and management of KeyCorp. Members of the Board monitor and evaluate KeyCorp’s business performance through regular communication with the CEO and senior management and by participating in Board and Board committee meetings. The Board is committed to sound and effective corporate governance policies and high ethical standards. Effective as of the Annual Meeting, the size of the Board of Directors will be fixed at 14 members. Under KeyCorp’s Code of Regulations, directors are elected to one-year terms expiring at each subsequent Annual Meeting of Shareholders.

Director Recruitment and Qualifications

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating, and recommending to the Board a slate of nominees for election at each Annual Meeting of Shareholders. All director nominees must have a record of high integrity and other requisite personal characteristics and must be willing to make the time commitment required of directors. The Nominating and Corporate Governance Committee uses the following criteria when evaluating candidates who may become nominees for director:

•	a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role with a large or recognized organization (profit or nonprofit, private sector, governmental, or educational);

•	a high level of professional or business expertise relevant to KeyCorp (including information technology, global commerce, marketing, finance, banking or the financial industry, or risk management);

•	in the case of non-employee directors, satisfaction of the “independence” criteria set forth in KeyCorp’s Standards for Determining Independence of Directors;

•	the candidate does not serve as a director of more than (i) two other public companies if he or she is a senior executive officer of a public company, or (ii) three other public companies if he or she is not a senior executive officer of a public company; and

•	the ability to think and act independently, as well as the ability to work constructively in the overall Board process.

The criteria used in director recruitment are flexible guidelines to assist in evaluating and focusing the search for director candidates.

The Board also considers whether the candidate would enhance the diversity of the Board in terms of gender, race, experience, and/or geography. The current composition of the Board reflects the Nominating and Corporate Governance Committee’s focus in this area and the importance of diversity to the Board as a whole, with five female directors, including the Chairman of our Board, and one minority director.

In evaluating Board nominees who satisfy the above criteria, the committee also considers:

•	the skills and business experience currently needed for the Board by using a comprehensive skills matrix;

•	the current and anticipated composition of the Board in light of the business activities and needs of KeyCorp and the diverse communities and geographies served by KeyCorp; and

•	the interplay of the candidate’s expertise and professional/business background in relation to the expertise and professional/business background of current Board members, as well as such other factors (including diversity) as the committee deems appropriate.

 2015 Proxy Statement—Proposal One: Election of Directors

The Chair of the Nominating and Corporate Governance Committee extends an invitation to join the Board as a first-time director or to stand for election as a first-time nominee for director after discussion with and approval by the committee as a whole. If the candidate accepts, the Nominating and Corporate Governance Committee recommends the candidate to the entire Board for final approval.

The Nominating and Corporate Governance Committee retains an independent search firm to assist with identifying director candidates. The Nominating and Corporate Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve its fees and the other terms of its engagement. The independent search firm identified Bruce D. Broussard as a potential nominee for director. Thereafter, the committee evaluated Mr. Broussard’s qualifications in light of KeyCorp’s director recruitment guidelines and initiated a process that resulted in his nomination as a director.

The Nominating and Corporate Governance Committee is continually in the process of identifying potential director candidates, and individual Board members are encouraged to submit any potential nominee to the Chair of the Nominating and Corporate Governance Committee. Shareholders may also submit potential director nominees by providing appropriate prior written notice to the Secretary of KeyCorp. Page 68 of this proxy statement includes important information for shareholders who intend to submit a director nomination for the 2016 Annual Meeting of Shareholders.

Election Process

KeyCorp has adopted a majority voting standard in uncontested elections of directors and plurality voting in contested elections. In an uncontested election, a nominee must receive a greater number of votes “FOR” than “AGAINST” his or her election. If an uncontested nominee who is already a director receives more “AGAINST” votes than “FOR” votes, that director nominee will continue to serve as a “holdover director,” but must submit to the Board an offer to resign as a director. The Nominating and Corporate Governance Committee of the Board will consider the holdover director’s resignation and will submit a recommendation to accept or reject the resignation to the Board. The Board (excluding the holdover director) will act on the committee’s recommendation and publicly disclose its decision.

2015 Nominees for Director

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the individuals identified on the following pages for election as directors. Each nominee, other than Mr. Broussard, is currently a director of KeyCorp. Biographical information for each nominee is provided as of December 31, 2014.

The Board believes that the qualifications and experience of the director nominees, as described below, will contribute to an effective and well-functioning Board. The Board and the Nominating and Corporate Governance Committee believe that the directors, individually and as a whole, possess the necessary qualifications to provide effective oversight of KeyCorp’s business and quality advice and counsel to KeyCorp’s management.

If elected, each nominee will continue to serve as a director until KeyCorp’s 2016 Annual Meeting of Shareholders or until he or she resigns or is otherwise removed and his or her successor is duly elected and qualified. There is no reason to believe that any of these director nominees will be unable or unwilling to serve if elected. Should any nominee be unable to accept nomination or election, the proxies may be voted for the election of a substitute nominee recommended by the Board. Alternatively, the Board may recommend a shareholder vote holding the position vacant, to be filled by the Board at a later date.

The Board of Directors unanimously recommends that shareholders vote “FOR” each of the director nominees identified on the following pages.

Bruce D. Broussard

Age:	52
Director Since:	At the March 12, 2015 KeyCorp Board of Directors meeting, Mr. Broussard was nominated for a position on the KeyCorp Board of Directors.
Other Public Directorships:	Humana, Inc. (since 2013) U.S. Physical Therapy, Inc. (1999–2011)
Biography:	Mr. Broussard is the President and Chief Executive Officer and a Director of Humana, Inc., a publicly-held health and well-being company. Prior to his election as Humana’s Chief Executive Officer in 2013 and as President in 2011, Mr. Broussard held numerous senior executive and senior financial roles with McKesson Corporation, a health care services company, and its predecessor U.S. Oncology. Mr. Broussard also previously served as a director of U.S. Physical Therapy, Inc. from 1999 to 2011. Mr. Broussard is a member of the Business Roundtable and a member of the Board of Directors of America’s Health Insurance Plans (AHIP), serving on AHIP’s Executive Committee.

Select Qualifications and Experience

—	Significant executive leadership experiences in the highly-regulated healthcare and insurance industries, including Chief Executive and Chief Financial Officer roles with Humana, McKesson Corporation, Harbor Dental, Inc., Sun Healthcare Group, Inc., and Regency Health Services, Inc.

—	Extensive financial and accounting background with healthcare and health insurance companies and major global accounting firms.

Joseph A. Carrabba

Age:	62
Director Since:	2009
KeyCorp Committee(s):	Compensation and Organization (Chair) Nominating and Corporate Governance Executive
Other Public Directorships:	Newmont Mining Company (since 2008) Cliffs Natural Resources Inc. (2006–2013) TimkenSteel Corporation (since 2014)
Biography:	From 2006 until his retirement in November 2013, Mr. Carrabba served as Chairman, President, and Chief Executive Officer of Cliffs Natural Resources Inc., a publicly-held international mining and natural resources company. Mr. Carrabba joined Cliffs in 2005 from Rio Tinto, a global mining company, where he served in a variety of leadership capacities worldwide.

Select Qualifications and Experience

—	Significant leadership experiences as the former Chairman, President, Chief Executive Officer and Chief Operating Officer of Cliffs Natural Resources Inc., as former President and Chief Operating Officer of Diavik Diamond Mines, Inc., and as former General Manager of Weipa Bauxite Operation of Comalco Aluminum.

—	Held primary responsibility for significant international operations of Cliffs Natural Resources Inc. and other companies in Asia, Canada, Australia, and Europe.

 2015 Proxy Statement—Proposal One: Election of Directors

Charles P. Cooley

Age:	59
Director Since:	2011
KeyCorp Committee(s):	Audit Executive
Other Public Directorships:	Modine Manufacturing Company (since 2006)
Biography:	Mr. Cooley was the Chief Financial Officer of The Lubrizol Corporation, a manufacturer of specialty chemicals and technologies in the global transportation, industrial, and consumer markets, from 1998 until his retirement in 2011. Mr. Cooley had global responsibility for The Lubrizol Corporation’s finance function and its corporate development and strategic planning activities. Mr. Cooley is the Chair of the Board of Trustees of the Hawken School in Cleveland and a Trustee of the Cleveland Institute of Music.

Select Qualifications and Experience

—	Former Chief Financial Officer of The Lubrizol Corporation, responsible for finance, accounting, and capital planning. Held finance positions of increasing responsibility at Atlantic Richfield Company over fifteen years, including treasury, capital markets, corporate development, external reporting, and operating segment financial management. Mr. Cooley qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

—	As Chief Financial Officer of The Lubrizol Corporation, had significant responsibility for financial risk management of a global publicly-traded enterprise.

Alexander M. Cutler

Age:	63
Director Since:	2000
KeyCorp Committee(s):	Nominating and Corporate Governance (Chair) Compensation and Organization Executive
Other Public Directorships:	Eaton (since 2000) E.I. du Pont Nemours and Company (since 2008)
Biography:	Mr. Cutler is KeyCorp’s Lead Director. Since 2000, he has been the Chairman and Chief Executive Officer of Eaton, a publicly-held, global diversified power management company with approximately 102,000 employees that sells products to customers in more than 175 countries. He is a member of the board of directors of the Greater Cleveland Partnership, United Way of Greater Cleveland, and the Musical Arts Association. He is a member of the Executive Committee of the Business Roundtable and is a member of The Business Council.

Select Qualifications and Experience

—	Experience across a wide range of senior management and executive roles with Eaton and certain of its predecessor companies. Significant corporate governance experience and public company board experience through his role as Chairman of Eaton, his service on the E.I. du Pont Nemours and Company board, and through his responsibilities with The Business Roundtable.

—	Extensive experience negotiating and completing acquisitions and divestitures and integrating acquired companies gained through leadership positions with Eaton, including most recently Eaton’s acquisition of Cooper Industries plc.

H. James Dallas

Age:	56
Director Since:	2005
KeyCorp Committee(s):	Risk (Chair) Nominating and Corporate Governance
Biography:	In 2013, Mr. Dallas retired as Senior Vice President of Quality and Operations at Medtronic Inc., a global medical technology company. Mr. Dallas, who joined Medtronic Inc. in 2006, had previously served as Senior Vice President and Chief Information Officer at Medtronic Inc. Mr. Dallas’s responsibilities included executing cross-business initiatives to maximize the company’s global operating leveraging. Mr. Dallas also served as a member of Medtronic Inc.’s executive management team. Mr. Dallas is an independent consultant focusing on information technology strategy and risk. He also serves as a director of the Atlanta Community Food Bank and Atlanta Project GRAD.

Select Qualifications and Experience

—	Significant experience with information technology, information technology security and data privacy, including prior service as the Chief Information Officer of Medtronic Inc. and, prior to that, as Chief Information Officer of Georgia-Pacific Corporation.

—	As Chief Information Officer for major public corporations, had primary responsibility for risks related to information technology and security. As Senior Vice President of Quality and Operations with Medtronic Inc., held significant responsibility for operational risk management.

Elizabeth R. Gile

Age:	59
Director Since:	2010
KeyCorp Committee(s):	Risk
Biography:	In 2005, Ms. Gile retired from Deutsche Bank AG where she was Managing Director and the Global Head of the Loan Exposure Management Group (2003 to 2005). From 2007 to 2009, Ms. Gile was Managing Director and Senior Strategic Advisor to BlueMountain Capital Management, a hedge fund management company. Ms. Gile has been a director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas since 2005 and serves in leadership roles in a number of civic and community organizations. Ms. Gile is a member of the Board of Directors of KeyBank.

Select Qualifications and Experience

—	A distinguished career in the banking, finance, and capital markets industries with leading global financial institutions. Significant roles with J.P. Morgan, Deutsche Bank AG, and Toronto Dominion Securities managing loan portfolios, capital markets, derivatives and corporate lending transactions, and credit research.

—	As Global Head of Loan Exposure Management Group for Deutsche Bank AG, had global responsibility for managing the credit risk of loans and lending-related commitments, giving her experience in identifying, assessing, and managing risk exposures of a large, complex financial firm.

 2015 Proxy Statement—Proposal One: Election of Directors

Ruth Ann M. Gillis

Age:	60
Director Since:	2009
KeyCorp Committee(s):	Audit (Chair) Nominating and Corporate Governance
Other Public Directorships:	Potlatch Corporation (2003–2013) SnapOn Incorporated (since 2014)
Biography:	From 2008 until her retirement in 2014, Ms. Gillis served as the Executive Vice President and Chief Administrative Officer of the Exelon Corporation, a publicly-held electric utility company. Ms. Gillis also served as President of Exelon Business Services Company, a subsidiary of Exelon Corporation. She served as a member of the Exelon Corporation’s executive committee, pension investment committee, and the corporate risk management committee, and was a member of the Exelon Foundation Board. Prior to those roles, she served as Chief Financial Officer of Exelon Corporation. Ms. Gillis serves on the Boards of Trustees of the University of Chicago Cancer Research Foundation, Field Museum, Lyric Opera of Chicago, Goodman Theatre and Vision 2020. She is also a member of the Board of Directors of KeyBank.

Select Qualifications and Experience

—	Served as Chief Financial Officer of Exelon Corporation and as Chief Financial Officer and Treasurer of Unicom Corporation. Ms. Gillis qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

—	Significant experience with operational and financial risk management as Chief Administrative Officer and former Chief Financial Officer of Exelon Corporation. Extensive leadership and experience leading organizations in highly-regulated industries such as banking, healthcare and utilities.

William G. Gisel, Jr.

Age:	62
Director Since:	2011
KeyCorp Committee(s):	Compensation and Organization
Other Public Directorships:	MOD-PAC CORP. (2002–2013) Moog Inc. (since 2012)
Biography:	Mr. Gisel is the President and Chief Executive Officer of Rich Products Corporation, a global manufacturer and supplier of frozen foods with annual sales of approximately $3 billion. Rich Products Corporation is a leading supplier to the consumer products, food service and bakery segment of the food industry internationally. Prior to becoming Chief Executive Officer in 2006, Mr. Gisel began his career at Rich Products Corporation as General Counsel and also spent four years at Philips, Lytle, LLC. Mr. Gisel is a member of the Board of Directors of the Grocery Manufacturers Association and holds leadership roles in a number of civic and community organizations.

Select Qualifications and Experience

—	In various capacities with Rich Products Corporation, led the company’s expansion into foreign markets, including Asia, Africa, Europe, and Latin America. As President of Rich Products Corporation’s Food Group and its Chief Operating Officer, managed the international expansion of Rich Products Corporation through acquisitions and organic growth.

—	As Chief Executive Officer of Rich Products Corporation, responsible for directing the company’s overall strategy and its worldwide business operations. Has held positions of increasing responsibility with Rich Products Corporation, including as Chief Operating Officer and President of the company’s Food Group and Executive Vice President for International and Strategic Planning.

Richard J. Hipple

Age:	62
Director Since:	2012
KeyCorp Committee(s):	Risk
Other Public Directorships:	Materion Corporation (since 2006) Ferro Corporation (since 2007)
Biography:	Mr. Hipple is the Chairman of the Board, President, and Chief Executive Officer of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a publicly-held manufacturer of highly engineered advanced materials and related services. Mr. Hipple has served as Chairman of the Board and Chief Executive Officer of Materion Corporation since 2006 and President since 2005. Prior to that, Mr. Hipple served in the steel industry for 26 years in a number of capacities, including project engineer, strategic planning, supply chain management, operations, sales and marketing, and executive management. Mr. Hipple is a trustee for the Manufacturers Alliance for Productivity and Innovation, Inc. and for the Cleveland Institute of Music, and a director of the Greater Cleveland Partnership.

Select Qualifications and Experience

—	Extensive exposure to global commerce as Chief Executive Officer of Materion Corporation, which serves customers in more than 50 countries and employs 2,500 people worldwide, and as lead director of Ferro Corporation, a leading developer in technologies for the ceramics, electronics, glass, and pigment markets with facilities in 26 countries and sales in more than 100 countries.

—	Significant corporate governance and executive-level management experience, including as Chairman, President, and Chief Executive Officer of Materion Corporation and as Chairman of the Compensation Committee of Ferro Corporation, both publicly-traded companies.

Kristen L. Manos

Age:	55
Director Since:	2009
KeyCorp Committee(s):	Audit Executive
Biography:	Ms. Manos is a partner with Sanderson Berry Co., a business strategy and advisory services firm. In 2014, Ms. Manos retired as President, Americas, of Wilsonart LLC, the leading producer of high pressure decorative laminate products in North America, a position she held beginning in February 2012. From 2004 to 2009, Ms. Manos served as Executive Vice President of Herman Miller, Inc., a global manufacturer and distributor of furnishings for a wide variety of professional and residential environments. Ms. Manos was President of Herman Miller North American Office Environments, where she directly participated in corporate risk evaluation, risk management, and scenario planning for clients and their facilities. In 2015, Ms. Manos was elected to the Board of Directors of American Capital, Ltd. She has previously served on the boards of Select Comfort Corporation, Holland Hospital and International Relief and Development, where she also served as Interim Chief Executive Officer for four months in 2014.

Select Qualifications and Experience

—	As President, Americas, of Wilsonart LLC, Ms. Manos was responsible for the direction and operation of a $600 million organization, and led the company through its sale to private equity. In a prior role as Executive Vice President and President of Herman Miller North American Office Environments, was responsible for the direction and operation of a $1.5 billion organization.

—	During her tenure with Herman Miller, Inc., held responsibility for marketing and development where she established a branding strategy and a vertical selling strategy in education and health care. Responsible for high-level business strategy, development and assessment as a partner with Sanderson Berry Co.

 2015 Proxy Statement—Proposal One: Election of Directors

Beth E. Mooney

Age:	59
Director Since:	2010
KeyCorp Committee(s):	Executive (Chair)
Other Public Directorships:	AT&T (since 2013)
Biography:	Ms. Mooney has been KeyCorp’s Chairman and Chief Executive Officer since May 1, 2011. She was elected President and Chief Operating Officer on November 18, 2010 and served in that role until she became Chairman and Chief Executive Officer. Ms. Mooney joined KeyCorp in 2006 as Vice Chair and head of Key Community Bank. Prior to joining KeyCorp, Ms. Mooney served in a number of executive and senior finance roles with banks and bank holding companies including AmSouth Bancorp (where she served as Chief Financial Officer), Bank One Corporation, Citicorp Real Estate, Inc., Hall Financial Group, and Republic Bank of Texas/First Republic. Ms. Mooney is a member of the Financial Services Roundtable and The Clearing House, Chairman of the Greater Cleveland Partnership, a Board Member of Catalyst and the United Way, and a Trustee of the Musical Arts Association and the Cleveland Clinic Foundation.

Select Qualifications and Experience

—	Over 30 years of financial services experience in retail banking, commercial lending, and real estate financing with KeyCorp and other significant banking organizations across the United States. Significant executive and leadership experience in prior roles such as Chief Operating Officer of KeyCorp and Chief Financial Officer of AmSouth Bancorp.

—	As Chief Executive Officer and former Chief Operating Officer of KeyCorp, leads the operations of one of the largest financial service companies in the United States with nearly 14,000 employees. Provides critical insight on KeyCorp’s business and operations to the Board of Directors.

Demos Parneros

Age:	52
Director Since:	2014
KeyCorp Committee(s):	Risk
Biography:	Since January 2013, Mr. Parneros has been President, North American Stores and Online, for Staples, Inc., the world’s largest office products supply company and second largest internet retailer with 2014 revenues of approximately $22.49 billion and 44,400 full-time employees worldwide. Previously, Mr. Parneros served as President, U.S. Stores, for Staples, Inc. He joined Staples, Inc. in October 1987, and has served in various capacities including Senior Vice President of Operations from March 1999 to March 2002 and Vice President of Operations from October 1996 to February 1999.

Select Qualifications and Experience

—	Holds executive responsibility for Staples, Inc.’s largest business segment, North American Stores and Online, and for all aspects of Staples, Inc.’s online and mobile retail operation. In this position, has responsibility for creating, communicating, and implementing company vision and direction, and providing leadership in negotiations with vendors and firms.

—	Extensive experience developing complementary and integrated online and brick and mortar retail strategies, integrating technology into traditional retail stores to enhance convenience and the customer experience, and leveraging mobile and online experiences to capture next-generation consumers.

Barbara R. Snyder

Age:	59
Director Since:	2010
KeyCorp Committee(s):	Compensation and Organization Executive
Other Public Directorships:	Progressive Insurance Corporation (since 2014)
Biography:	Ms. Snyder has been the President of Case Western Reserve University, a private research university located in Cleveland, Ohio, since 2007. Prior to joining Case Western Reserve University, Ms. Snyder served as Executive Vice President and Provost of The Ohio State University (“OSU”). She served as a faculty member of OSU’s Moritz College of Law from 1998 to 2007. From 2000 to 2007 she held the Joanne W. Murphy/Classes of 1965 and 1973 Professorship at OSU. Ms. Snyder holds leadership roles on the boards of several nonprofit organizations including BioEnterprise, which focuses on healthcare and biomedical business. She was the chair of the board of the Business-Higher Education Forum, an organization of senior business and higher education leaders dedicated to strengthening America’s competitiveness by partnering on workforce solutions. She is also on the board of the American Council on Education, which represents more than 1,400 colleges and universities in the U.S.

Select Qualifications and Experience

—	President of Case Western Reserve University, one of the nation’s leading universities and a major private research institution with significant focus on science, engineering, and technology. Since 2007, Case Western Reserve University has tripled undergraduate admissions applications, become twice as selective, and dramatically increased the academic quality of the entering class.

—	Under Ms. Snyder’s leadership, Case Western Reserve University experienced unprecedented fundraising success, setting new records for annual attainment and reaching a $1 billion capital campaign goal two years ahead of schedule.

David K. Wilson

Age:	60
Director Since:	2014
KeyCorp Committee(s):	Risk
Biography:	Until his retirement in January 2014, David K. Wilson served in a variety of positions with the Office of the Comptroller of the Currency (“OCC”) over the course of a 32-year career, including as Examiner-In-Charge (“EIC”) of two global banks and in a number of policy focused roles. In 2009, Mr. Wilson transitioned from Large Bank EIC into policy work, initially as Senior National Bank Examiner and co-chair of the OCC’s National Risk Committee. In 2010, he was appointed Deputy Comptroller for Credit and Market Risk. He then briefly served as Senior Deputy Comptroller and Chief National Bank Examiner before returning to the field as an EIC. Mr. Wilson is an independent consultant focusing on bank regulatory and risk strategy matters.

Select Qualifications and Experience

—	Significant bank regulatory and risk strategy expertise, including providing advice and counsel to the Comptroller of the Currency, testifying before Congress, developing policy, and regulatory rulemaking following the Dodd-Frank Act.

—	Extensive experience and understanding of the financial services regulatory climate, including participating in the Financial Stability Oversight Council (“FSOC”), serving as the OCC representative on FSOC’s Systemic Risk Committee, and chairing the Federal Financial Institutions Examination Council Task Force on Supervision.

The Board of Directors and Its Committees

KeyCorp’s Board of Directors was comprised of 12 independent directors and one member of management (Ms. Mooney) during 2014, following the retirement of Mr. Campbell at the 2014 Annual Meeting of Shareholders. Mr. David K. Wilson, an independent director, was elected to the Board in July 2014 upon the recommendation of the Nominating and Corporate Governance Committee and with the unanimous vote of the Board. The Board added two new directors during 2014 and, including the director nominees being considered at this Annual Meeting, has added a total of eight new directors since 2010. The average tenure of our current Board members is 5.5 years, with a median of five years.

Board Leadership Structure

Our Board is committed to independent Board leadership. The Board’s independent leadership and oversight responsibilities are realized through the guidance of our independent Lead Director, through our independent Board committee chairs, and through the full involvement of each of our 12 independent directors. KeyCorp’s independent directors have elected Alexander M. Cutler, who has served on the Board since 2000, as the Board’s independent Lead Director.

Among his specific responsibilities, the independent Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors held after each regularly scheduled Board meeting;

•	serves as liaison between the Chairman and the independent directors;

•	approves information sent to the Board;

•	approves meeting agendas for the Board;

•	approves meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors;

•	if requested by major shareholders, is available for consultation and direct communication;

•	is in frequent contact with the Chairman with respect to major issues and strategic opportunities before KeyCorp, and any significant actions contemplated by KeyCorp are discussed with the Lead Director at an early stage;

•	after consultation with other independent directors, retains independent consultants to the Board;

•	interviews all candidates for election to the Board;

•	oversees changes to the composition of Board committees;

•	assists the Board and management in assuring compliance with applicable securities laws and fiduciary duties to shareholders;

•	oversees initiatives to implement improvements to KeyCorp’s governance policies and the Corporate Governance Guidelines;

•	serves as a focal point for independent committee Chairs, providing guidance, coordination, and advice for the committees;

•	together with the Chair of the Compensation and Organization Committee, facilitates the evaluation of the performance of KeyCorp’s Chief Executive Officer; and

•	is available for additional duties as they may arise.

The Lead Director seeks input from independent directors with respect to items to be included on the agenda for each Board meeting and provides feedback from the independent directors while engaging in the agenda-building process.

Annually, the independent directors assess the effectiveness of the Lead Director and provide important feedback on the performance of the Lead Director’s specified responsibilities. The formal evaluation process is led by a member of the Nominating and Corporate Governance Committee, with the Lead Director excused from participation.

Each standing committee of the Board is chaired by an independent director and consists solely of independent directors. Our independent directors have extensive corporate governance and leadership experience, and many have significant public company experience. Including Mr. Broussard, four of our independent directors are or have been chief executive officers with public companies.

In 2011, the Board elected Beth Mooney as KeyCorp’s Chairman and Chief Executive Officer. The Board believes that KeyCorp has been well served by Ms. Mooney’s combined role as Chairman and Chief Executive Officer. Ms. Mooney’s combined leadership role has allowed her to set the overall tone and direction for KeyCorp, maintain consistency in the internal and external communication of our strategic and business priorities, and have primary responsibility for managing KeyCorp’s operations. Our many conversations between our directors and our shareholders regarding their views on Board leadership and independent oversight have confirmed our view that a strong, effective Lead Director, like Mr. Cutler, and our 11 other independent Board members, provide the independent leadership necessary to balance the combined Chairman and Chief Executive Officer role and, with the formal and informal mechanisms we have in place to facilitate the work of the Board and its committees, results in the Board effectiveness and efficiency that our shareholders expect.

The Board annually (or more often if a new Chief Executive Officer is selected) considers KeyCorp’s leadership structure in light of KeyCorp’s size, the nature of its business, the regulatory framework in which it operates, and the leadership structure of its peers. As a large financial institution subject to significant regulation, KeyCorp—now more than ever in this era of heightened and increasing regulatory expectations—must communicate swiftly and consistently with our stakeholders, including our regulators. We believe that swift and consistent communication is significantly furthered if KeyCorp’s leadership, in the person of our Chairman and Chief Executive Officer, speaks as a single voice on behalf of both the Board and management.

The Board believes it is in the best interest of KeyCorp and its shareholders to maintain the flexibility to determine the best way to realize independent Board leadership, rather than establishing a leadership structure through rigid policy. In this regard, our Code of Regulations provides the Board with flexibility to separate or combine the roles of Chairman and Chief Executive Officer as it deems necessary from time to time and on a case-by-case basis. The Board evaluates its leadership structure annually, and periodically when KeyCorp’s facts and circumstances change (such as when a new Chief Executive Officer is elected).

 2015 Proxy Statement—The Board of Directors and Its Committees

Board and Committee Membership

KeyCorp’s Board of Directors delegates various responsibilities and authority to its four standing committees: Audit, Compensation and Organization, Nominating and Corporate Governance, and Risk. The Board has also established an Executive Committee that serves the functions described on page 14 of this proxy statement. The committees regularly report on their activities and actions to the full Board. The Board, with the recommendation of the Nominating and Corporate Governance Committee and in consultation with the Lead Director, appoints the members of the committees, and has determined that each member of a standing committee is an independent director under New York Stock Exchange independence standards. The following table summarizes the current membership of the Board and its committees as of the date of this proxy statement, and the number of times the Board and each committee met in 2014.

Name	KeyCorp Board	Audit	Compensation and Organization	Nominating and Corporate Governance	Risk	Executive
Joseph A. Carrabba	✓		Chair	✓		✓
Charles P. Cooley	✓	✓				✓
Alexander M. Cutler	Lead		✓	Chair		✓
H. James Dallas	✓			✓	Chair
Elizabeth R. Gile	✓				✓
Ruth Ann M. Gillis	✓	Chair		✓
William G. Gisel, Jr.	✓		✓
Richard J. Hipple	✓				✓
Kristen L. Manos	✓	✓				✓
Beth E. Mooney	Chair					Chair
Demos Parneros	✓				✓
Barbara R. Snyder	✓		✓			✓
David K. Wilson	✓				✓
Total 2014 Meetings	8	14	7	6	9	0

At every regularly-scheduled Board meeting, the independent members of the Board met in executive session (i.e., without Ms. Mooney or any other employee of KeyCorp present). The members of the Board attended, on average, approximately 98% of meetings held by the Board of Directors and the Board committees on which the directors served during 2014. No director attended less than 75% of such meetings. KeyCorp Board members are expected to attend the Annual Meeting of Shareholders, and all Board members did so for the 2014 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee oversees the development of, and reviews, the financial information provided to KeyCorp’s shareholders. The committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditor, oversees the audit fees negotiations with our independent auditor, and has sole authority to approve audit fees. Annually, the Audit Committee considers the results of an evaluation of the qualifications, experience, candor, independence, objectivity, and professional skepticism of the independent external auditor in determining whether to retain the firm for the next fiscal year. The evaluation is led by KeyCorp’s Chief Risk Review Officer, who reports directly to the Audit Committee. In connection with the required rotation of the audit firm’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of the independent auditor’s new lead engagement partner.

The Audit Committee also oversees and reviews certain KeyCorp risk functions, including internal audit, financial reporting and controls, and fraud and legal risk. The committee oversees any material examinations of KeyCorp and its affiliates conducted by federal, state, or other authorities, and may supervise and direct any other special projects or investigations the committee deems necessary. Together with the Risk Committee, the Audit Committee oversees and reviews our allowance for loan and lease losses methodology. The Audit Committee also serves as the audit committee for KeyCorp’s subsidiary, KeyBank. Further discussion of the Audit Committee can be found on page 59 of this proxy statement under the heading “Audit Committee Independence and Financial Experts.”

Interested parties wishing to communicate with the Audit Committee regarding accounting, internal accounting controls, or auditing matters, may directly contact the Audit Committee by mailing a statement of their comments and views to KeyCorp at its corporate headquarters at 127 Public Square, Cleveland, Ohio 44114. Such correspondence should be addressed to “Chair, Audit Committee, KeyCorp Board of Directors, care of the Secretary of KeyCorp” and should be marked “Confidential.”

Compensation and Organization Committee

The Compensation and Organization Committee (the “Compensation Committee”) supports KeyCorp’s efforts to attract, retain, develop, and reward talent so that we can achieve our business objectives. In this regard, the Compensation Committee is responsible for overseeing the compensation of our senior executives, certain of our compensation programs, and our talent management and organizational development processes. This oversight allows the committee to evaluate the competitiveness of our compensation programs and assess the effectiveness of our succession planning, leadership development, and strategic hiring objectives. The Compensation Committee approves the performance goals and objectives, and the compensation, of the Chief Executive Officer and the other senior executives, and evaluates their performance relative to those goals and objectives. In approving compensation, the Compensation Committee takes into account, among other factors, the recommendation of the Chief Executive Officer and her direct reports as to the compensation of other senior executives. Neither the Chief Executive Officer nor her direct reports play any role in setting the level of their own compensation.

The Compensation Committee also establishes our overall compensation philosophy and oversees the implementation of this philosophy as it relates to our incentive compensation arrangements, including through approval of our incentive compensation policy. The committee is responsible for enforcing the compensation clawback policy. The Compensation Committee additionally appoints, directs, and oversees its independent advisors and performs the additional duties described in its Charter.

The Compensation Committee may delegate its authority to a subcommittee of its members. Further discussion of the Compensation Committee can be found beginning on page 24 of this proxy statement under the heading “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee recommends to the Board nominees to stand for election as directors. The committee oversees the annual board self-assessment process (including individual director self-assessments and the evaluation of the Lead Director), as well as KeyCorp’s policies and practices on significant issues of corporate social responsibility. The committee also oversees corporate governance matters generally, oversees and reviews KeyCorp’s directors’ and officers’ liability insurance program, and supports the related work of the Compensation and Risk Committees by facilitating a meeting of all independent Board committee chairs to discuss the linkage between enterprise risk and compensation at KeyCorp.

 2015 Proxy Statement—The Board of Directors and Its Committees

The Nominating and Corporate Governance Committee annually reviews and recommends to the Board a director compensation program that may include equity-based incentive compensation plans. It uses market data to aid it in its annual review. No executive officer of KeyCorp has any role in determining the amount of director compensation, although the committee may seek assistance from our executive officers in designing equity compensation programs for directors.

Risk Committee

The Risk Committee is responsible for assisting the Board with strategies, policies, procedures, and practices relating to the assessment and management of KeyCorp’s enterprise-wide risks, including credit risk, market risk, liquidity risk, compliance risk, operational risk, and other risks. The committee plays a crucial role in overseeing KeyCorp’s capital adequacy and compliance with regulatory capital requirements. Annually, the committee reviews and approves capital plan submissions to KeyCorp’s regulatory authorities, and recommends dividends and share repurchase authorizations to the Board consistent with approved capital plans. In addition, the Risk Committee may exercise such authority as the Board of Directors delegates in connection with the authorization, sale, and issuance by KeyCorp of debt and other equity securities. Together with the Audit Committee, the Risk Committee oversees and reviews the allowance for loan and lease losses methodology.

Executive Committee

The Executive Committee exercises the authority of the Board, to the extent permitted by law, on any matter requiring Board or committee action between Board or committee meetings.

Board Oversight of Risk

Our Board leadership and committee structure supports the Board’s risk oversight function. Generally, each Board committee oversees the following risks:

•	The Risk Committee has primary oversight responsibility for enterprise-wide risk at KeyCorp, including credit risk, market risk, liquidity risk, compliance risk, operational risk, as well as reputational and strategic risks, and oversight of the actions taken to mitigate these risks.

•	The Audit Committee has primary oversight responsibility for internal audit, financial reporting and controls, and fraud and legal risk.

•	The Compensation Committee has primary oversight responsibility for risks related to KeyCorp’s compensation policies and practices.

The Audit and Risk Committees jointly oversee and review the allowance for loan and lease losses methodology.

The committees receive, review, and evaluate management reports on risk for their areas of risk oversight. At each Board meeting, the Chair of each Board committee reports to the full Board on risk oversight issues.

KeyCorp has formed a senior level management committee, the Enterprise Risk Management Committee (“ERM Committee”), comprised of Ms. Mooney and other senior officers at KeyCorp, including Mr. Hartmann, KeyCorp’s Chief Risk Officer. The ERM Committee meets weekly and is central to seeing that the corporate risk profile is managed in a manner consistent with KeyCorp’s risk appetite. The ERM Committee also is responsible for implementation of KeyCorp’s Enterprise Risk Management Policy that encompasses KeyCorp’s risk philosophy, policy framework, and governance structure for the management of risks across the entire company. The ERM Committee reports to the Risk Committee of the Board and minutes of the ERM Committee’s meetings are provided to the Risk Committee for its review. The Board of Directors approves the Enterprise Risk Management Policy and sets the overall level of risk KeyCorp is willing to accept and manage in pursuit of its strategic objectives.

Oversight of Compensation-Related Risks

KeyCorp’s compensation program is designed to offer competitive pay for performance, aligned with KeyCorp’s short- and long-term business strategies, approved risk appetite and defined risk tolerances, and shareholders’ interests. Reviews of KeyCorp’s compensation plans by the Compensation Committee and KeyCorp management did not identify any plan that was reasonably likely to have a material adverse impact on KeyCorp or that would incentivize excessive risk taking. The Compensation Committee also reviewed KeyCorp’s compensation plans to monitor compliance with KeyCorp’s risk management tolerances and safety and soundness requirements.

KeyCorp has a well-developed governance structure for its incentive compensation programs, including roles for the Board of Directors, senior management, lines of business and control functions. The Board oversees KeyCorp’s incentive compensation programs, primarily through its Compensation Committee, with additional input and guidance from its Nominating and Corporate Governance, Risk, and Audit Committees. In addition to directly approving compensation decisions for senior executives, the Compensation Committee also approves KeyCorp’s overall Incentive Compensation Program and Policy so that KeyCorp’s incentive compensation practices remain in alignment with KeyCorp’s risk management practices. KeyCorp’s Incentive Compensation Program and Policy are intended to enhance KeyCorp’s risk management practices by rewarding appropriate risk-based performance.

We maintain a detailed and effective strategy for implementing and executing incentive compensation arrangements that provide balanced risk-taking incentives. KeyCorp’s incentive compensation arrangements are designed, monitored, administered, and tested by a multidisciplinary team drawn from various areas of KeyCorp, including Risk Management. This team is charged with seeing that our incentive compensation arrangements align with risk management practices and support the safety and soundness of the organization. From initial plan design to individual awards, KeyCorp’s program incorporates sound compensation principles and risk-balancing at every stage of the incentive compensation process, including:

•	the identification of employees who have the ability to influence or control material risk;

•	the use of risk-balancing mechanisms across all incentive plans that take into account the primary risks associated with employee roles;

•	the deferral of incentive compensation to balance risk and align an employee’s individual interests with KeyCorp’s future success and safety and soundness;

•	the development of clawback policies and procedures to recoup certain incentive compensation paid to employees in the event of certain risk-based events; and

•	the annual assessment of risk-balancing features, the degree to which selective plan design features affect risk-taking, the alignment of incentive metrics with business objectives, the overall competitiveness of the pay opportunity, the participation of control functions, and the effectiveness of monitoring and administration of the plans.

 2015 Proxy Statement—The Board of Directors and Its Committees

Director Independence

The Board of Directors has determined that all members of the Board of Directors (i.e., Mss. Gile, Gillis, Manos, and Snyder, and Messrs. Carrabba, Cooley, Cutler, Dallas, Gisel, Hipple, Parneros, and Wilson), other than Ms. Mooney, are independent directors and independent for purposes of the committees on which they serve. Mr. Broussard, the new nominee for Director, is also independent. This determination was made after reviewing the relationship of these individuals to KeyCorp in light of KeyCorp’s categorical standards of independence and the independence standards set by the New York Stock Exchange.

To determine the independence of the members of the Board, the Board considered certain transactions, relationships, or arrangements described below between those directors, their immediate family members, or their affiliated entities, on the one hand, and KeyCorp or one or more of its subsidiaries, on the other hand. The Board determined that all of these transactions, relationships, or arrangements were made in the ordinary course of business, were made on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party, complied with applicable banking laws, were immaterial, and did not impair any director’s independence.

The chart below sets forth the transactions, relationships, and arrangements considered by the Board and determined to be immaterial:

	Personal and Family Relationships		Affiliated Entity Relationships
Name	Consumer Banking Products	Credit Relationships (1)	Affiliated Entity	Relationship to Entity	Type of Transaction, Relationship or Arrangement	2014 Aggregate Magnitude (2)
Joseph A. Carrabba	✓	✓	—	—	—	—
Charles P. Cooley	✓	✓	—	—	—	—
Alexander M. Cutler	✓	✓	Eaton	Chairman and CEO	Revolving lines of credit	< 1%
H. James Dallas	✓	—	—	—	—	—
William G. Gisel, Jr.	✓	✓	—	—	—	—
Richard J. Hipple	✓	✓	Materion Corporation	President, Chairman, and CEO	Revolving and standby lines of credit	< 1%
Kristen L. Manos	✓	—	—	—	—	—
Demos Parneros	—	—	Staples, Inc.	President, North American Stores and Online	Provider of office supplies to KeyCorp and its subsidiaries	< 1%
Barbara R. Snyder	✓	—	Case Western Reserve University	President	Revolving and standby lines of credit	< 1%

(1)	May include extensions of credit (including mortgages, home equity lines of credit, personal lines of credit, credit cards, or similar products) and other credit-related products.

(2)	The value of the transactions with affiliated entities and the outstanding principal balance of loans and other credit relationships with affiliated entities in this column did not in any of the last three fiscal years exceed 1% of the consolidated gross revenue of either KeyCorp, on the one hand, or the affiliated entity, on the other hand.

Related Party Transactions

Any transaction, relationship, or arrangement with KeyCorp or its subsidiaries in which a KeyCorp director, executive officer, or other related person has a direct or indirect material interest is subject to KeyCorp’s Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons. The Nominating and Corporate Governance Committee is responsible for applying the policy and uses the following factors identified in the policy in making its determinations:

•	whether the transaction conforms to KeyCorp’s Code of Ethics and Corporate Governance Guidelines and is in KeyCorp’s best interests;

•	whether the terms of the transaction are comparable to terms that could be obtained in arms’ length dealings with an unrelated third party;

•	whether the transaction must be disclosed under Item 404 of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”); and

•	whether the transaction could call into question the independence of any of KeyCorp’s non-employee directors.

The policy provides exceptions for certain transactions, including those available to all KeyCorp employees generally, those involving compensation or indemnification of executive officers or directors authorized by the Board of Directors or one of its committees, those involving the reimbursement of routine business expenses, and those occurring in the ordinary course of business.

Banking and Credit Transactions with KeyCorp Executive Officers and Directors

From time to time during 2014, the directors identified in the table above, some of our executive officers, and some of their immediate family members and affiliated entities, were customers of or had transactions with KeyBank or other KeyCorp subsidiaries in the ordinary course of business. Additional transactions and banking relationships may continue in the future. All loans, loan commitments, and transactions involving other financial products and services with our directors and executive officers were made in the ordinary course of business on substantially the same terms, including interest rate and collateral terms, as those prevailing at the time for comparable transactions with unrelated third parties and did not present heightened risks of collectability or other unfavorable features to KeyCorp or its subsidiaries.

Loans and extensions of credit by KeyBank to our directors, executive officers, and their affiliated entities were made in compliance with Regulation O under federal banking law, and KeyBank’s related policies and procedures. In addition to satisfying the standard set forth in the preceding paragraph, our Regulation O policies and procedures require that:

•	the amount of credit extended does not exceed individual and aggregate lending limits, depending upon the identity of the borrower and the nature of the loan; and

•	any extension of credit in excess of $500,000 be approved by the Board of Directors of KeyBank.

Shareholder Engagement

In order for management and the Board to better understand and consider shareholders’ views and perspectives, we regularly communicate with our larger shareholders to solicit and discuss their views and perspectives on governance, executive compensation and other matters. We believe our regular engagement has been productive and provides an open exchange of ideas and perspectives for both the Company and our shareholders.

 2015 Proxy Statement—The Board of Directors and Its Committees

During fiscal 2014, members of management and the Chairs of the Compensation and Nominating and Corporate Governance Committees of our Board participated in discussions with a number of institutional shareholders, including many of our largest shareholders. Overall, participating investors expressed support for the Company’s governance and compensation practices, including our current board leadership structure. Feedback received during these meetings is presented to and discussed by the Nominating and Corporate Governance Committee, Compensation and Organization Committee and, as appropriate, other Board committees and the entire Board.

After considering feedback received from shareholders in recent years, we have:

•	formalized additional responsibilities for the independent Lead Director and added disclosure about the Lead Director’s activities (see page 10 of this proxy statement);

•	formalized an annual evaluation of the Lead Director and incorporated the evaluation process in our Corporate Governance Guidelines;

•	increased our website disclosure with respect to our political spending and activity;

•	provided additional disclosure about the Audit Committee’s oversight and engagement of the independent auditor in the Audit Committee Report at page 60 in this proxy statement; and

•	created a robust summary (at pages S-1 to S-4 in this proxy statement) and enhanced our Compensation Discussion and Analysis that begins at page 24 in this proxy statement.

In addition, our Chief Executive Officer, Chief Financial Officer, Director of Investor Relations and other members of our senior management team receive regular feedback from the investment community—through investor visits, meetings and conferences—regarding our strategy, financial results and other topics of interest, and regularly brief our Board on this feedback.

Director Education

Throughout the year, our directors participate in continuing education activities and receive educational materials on a wide variety of topics (including, for example, corporate governance, the financial services industry, executive compensation, risk management, finance and accounting). Annually, the Board holds director education sessions in connection with the November meeting of the Board and its committees. From time to time, our directors may also attend seminars and other educational programs at KeyCorp’s expense. These educational opportunities provide our directors with timely updates on best practices among our peers and in the general marketplace and further supplement our directors’ significant business and leadership experiences.

Communication with the Board

Shareholders may submit comments about KeyCorp to the directors in writing at KeyCorp’s headquarters at 127 Public Square, Cleveland, Ohio 44114. Correspondence should be addressed to “Lead Director, KeyCorp Board of Directors, care of the Secretary of KeyCorp” and marked “Confidential.”

Corporate Governance Documents

The KeyCorp Board of Directors’ Committee Charters, KeyCorp’s Corporate Governance Guidelines, KeyCorp’s Code of Ethics, KeyCorp’s Standards for Determining Independence of Directors, KeyCorp’s Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons, and KeyCorp’s Statement of Political Activity for 2014 are all posted on KeyCorp’s website: www.key.com/ir. Copies of these documents will be delivered, free of charge, to any shareholder who contacts KeyCorp’s Investor Relations Department at (216) 689-4221.

Corporate Governance Guidelines

The Board of Directors has adopted written Corporate Governance Guidelines that detail the Board’s corporate governance duties and responsibilities, many of which are described herein. The Corporate Governance Guidelines take into consideration, and are reviewed annually and updated periodically to reflect, best practices in corporate governance and applicable laws and regulations. The Guidelines address a number of matters applicable to directors (such as director qualification standards and independence requirements, share ownership guidelines, and succession planning and management) and management (such as stock ownership guidelines for management, KeyCorp’s compensation philosophy, and procedures for the annual evaluation of our Chief Executive Officer).

Code of Ethics

We are committed to the highest standards of ethical integrity. Accordingly, the Board of Directors has adopted a Code of Ethics for all of KeyCorp’s (and its subsidiaries’) employees, officers, and directors, which was last amended in July 2014. We will promptly disclose any waiver or amendment to our Code of Ethics for our executive officers or directors on our website. Our Code of Ethics ensures that each employee, officer, and director understands the basic principles that govern our corporate conduct and our core values of Teamwork, Respect, Accountability, Integrity, and Leadership.

Statement of Political Activity

An important part of our commitment to our community includes active participation in the political and public policy process that impacts the lives of our customers, shareholders, and business. As a large financial institution, our business is highly regulated at the federal, state, and local levels. We believe it is critically important to take a constructive role in the political process that will shape the future of business, our industry, and our community.

The Nominating and Corporate Governance Committee of KeyCorp’s Board of Directors meets annually with a member of KeyCorp’s Government Relations team to review KeyCorp’s policies and practices regarding political contributions. Policies and practices reviewed by the Nominating and Corporate Governance Committee include KeyCorp’s policies regarding doing business with public entities, the Government Relations pre-approval process for ballot issue support and the KeyCorp Advocates Fund (political action committee) annual report.

A statement of our political activities, including our annual political contributions, is made available to our shareholders on our website: www.key.com/ir.

Ownership of KeyCorp Equity Securities

The following table reports the number of KeyCorp equity securities that were beneficially owned by the directors of KeyCorp, the Named Executive Officers, and all directors, nominees for director and all executive officers of KeyCorp as a group, and each person reported to us to beneficially own more than 5% of our common shares. Beneficially-owned KeyCorp equity securities include directly or indirectly owned KeyCorp common shares and any KeyCorp common shares that could be acquired within 60 days of the record date through the exercise of an option or through the vesting or distribution of deferred shares. The column “Other Deferred Shares Owned” reports the number of deferred shares owned that will not vest or be distributed within 60 days of the record date.

This information is provided as of the record date, March 23, 2015.

Name	Common Shares	Options (1)	Deferred Shares (2)(3)(4)	Total Beneficial Ownership	Total Beneficial Ownership as a % of Outstanding Common Shares (5)	Other Deferred Shares Owned (2)(3)(4)	Combined Beneficial Ownership and Other Deferred Shares Owned
Bruce D. Broussard	0	—	—	0	—	—	0
Edward J. Burke	91,000	357,364	5,829	454,193	—	258,898	713,091
Joseph A. Carrabba	12,772	—	—	12,772	—	22,308	35,080
Charles P. Cooley	5,000	—	—	5,000	—	40,632	45,632
Alexander M. Cutler	20,000	—	—	20,000	—	121,226	141,226
H. James Dallas	31,833	—	11,155	42,988	—	27,866	70,854
Dennis A. Devine	33,528	9,775	—	43,303	—	132,737	176,040
Elizabeth R. Gile	10,072	—	—	10,072	—	28,055	38,127
Ruth Ann M. Gillis	6,500	—	—	6,500	—	45,390	51,890
William G. Gisel, Jr.	4,900	—	—	4,900	—	22,308	27,208
Christopher M. Gorman	335,937	586,902	—	922,839	—	391,025	1,313,864
Richard J. Hipple	3,095	—	—	3,095	—	22,308	25,403
Donald R. Kimble	61,436	5,704	—	67,140	—	293,742	360,882
Kristen L. Manos	50,780	—	—	50,780	—	64,401	115,181
Beth E. Mooney	479,022	1,464,494	—	1,943,516	—	658,792	2,602,308
Demos Parneros	4,000	—	3,067	7,067	—	—	7,067
Barbara R. Snyder	6,772	—	—	6,772	—	45,390	52,162
David K. Wilson	1,500	—	—	1,500	—	—	1,500
All directors and executive officers as a group (25 persons)	1,592,993	3,479,821	24,518	5,097,332	—	2,810,229	7,907,561
The Vanguard Group (6)	—	—	—	67,023,808	7.73%	—	—
State Street Corporation (7)	—	—	—	44,784,132	5.2%	—	—
BlackRock, Inc. (8)	—	—	—	53,299,941	6.2%	—	—

(1)	This column includes options (including in-the-money and out-of-the-money options) to acquire KeyCorp common shares exercisable on or within 60 days of March 23, 2015.

(2)

Deferred shares issued under the prior KeyCorp Directors’ Deferred Share Plan or the current Directors’ Deferred Share Sub-Plan to the KeyCorp 2013 Equity Compensation Plan (the “Directors’ Deferred Share Sub-Plan”) are payable three years from their award date, one-half in cash and one-half in common shares, or immediately if a director separates from the Board for any reason prior to the third anniversary of the award. A director may elect to defer the payment of all or some of his or her deferred shares beyond the third anniversary of the award date (“Further Deferred Shares”). In that case, the Further Deferred Shares will be distributed entirely in common shares on (and only on) the deferral date selected by the director. Deferred shares payable in common shares

(other than Further Deferred Shares) are included in the column “Deferred Shares” because they may be distributed to the director as common shares immediately upon separation from the Board. Further Deferred Shares, and directors’ fees that have been deferred under the Directors’ Deferred Share Sub-Plan or, previously, the KeyCorp Second Directors’ Deferred Compensation Plan, are included in the column “Other Deferred Shares Owned” because they are only payable on the deferral date selected by the director, which is not on or within 60 days of March 23, 2015 for any director. Deferred shares payable in cash are not reflected in this table. For more information, please see “Directors’ Compensation” on page 57 of this proxy statement.

(3)	The column “Deferred Shares” includes deferred shares, performance units, and restricted stock units held by executive officers that will be payable in KeyCorp common shares on or within 60 days of March 23, 2015. Deferred shares, performance units, and restricted stock units payable in common shares to executive officers, but not on or within 60 days of March 23, 2015, are reported in the column “Other Deferred Shares Owned.” Performance units are subject to vesting based on the achievement of certain performance goals, as discussed in the Compensation Discussion and Analysis beginning on page 24 of this proxy statement. The number of performance units set forth in these columns reflects a “target” amount of performance units determined for each executive officer on the grant date. The number of performance units that ultimately vest as common shares for each executive officer may be higher or lower depending upon actual performance relative to the performance goals at the end of the measurement period.

(4)	Deferred shares, performance units, and restricted stock units payable in common shares do not have common share voting rights or investment power until the shares or units have vested or been distributed as common shares in accordance with the plan or agreement under which they were granted or awarded.

(5)	No director or executive officer beneficially owns (and collectively all 25 directors and executive officers do not beneficially own) common shares, and options, deferred shares, performance units, and restricted stock units payable in common shares on or within 60 days of March 23, 2015, totaling more than 1% of the outstanding common shares of KeyCorp. The percentages set forth in this column for the holders of more than 5% of our common shares appear as reported by each such holder to the Securities and Exchange Commission on Schedules 13G, as discussed below.

(6)	Based solely upon information contained in the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Securities and Exchange Commission on February 10, 2015. Vanguard reported that it owned beneficially 67,023,808 common shares, held sole voting power over 1,494,444 common shares, held sole power to dispose or to direct the disposition of 65,606,151 common shares, and held shared power to dispose or to direct the disposition of 1,417,657 common shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,178,762 common shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 554,577 common shares as a result of its serving as investment manager of Australian investment offerings. The reported address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)	Based solely upon information contained in the Schedule 13G filed by State Street Corporation (“State Street”), for itself and on behalf of various subsidiaries identified therein, with the Securities and Exchange Commission on February 12, 2015. State Street reported that it owned beneficially, and had shared voting power and shared power to dispose or to direct the disposition of, 44,784,132 common shares. Each of the following entities has been identified by State Street as a direct or indirect subsidiary that beneficially owns KeyCorp common shares: State Street Global Advisors France S.A.; State Street Bank and Trust Company; SSGA Funds Management, Inc.; State Street Global Advisors Limited; State Street Global Advisors Ltd.; State Street Global Advisors, Australia Limited; State Street Global Advisors Japan Co., Ltd.; State Street Global Advisors, Asia Limited; and SSARIS Advisors LLC. The reported address of State Street and its subsidiaries is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(8)	Based solely upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”), for itself and on behalf of various subsidiaries identified therein, with the Securities and Exchange Commission on January 30, 2015. BlackRock reported that it owned beneficially and held sole power to dispose or to direct the disposition of 53,299,941 common shares, and held sole power to vote or direct the voting power over 45,179,521 common shares. The reported address of BlackRock is 40 East 52nd Street, New York, NY 10022.

 2015 Proxy Statement—Ownership of KeyCorp Equity Securities

Executive Officer and Director Equity Ownership Guidelines

KeyCorp’s Corporate Governance Guidelines state that, by the fifth anniversary of his or her election to the Board or as an officer of KeyCorp: (i) each non-employee director should own KeyCorp equity securities with a value at least equal to five times KeyCorp’s non-employee director annual retainer, including at least 1,000 directly-owned KeyCorp common shares; (ii) the Chief Executive Officer should own KeyCorp equity securities with a value at least equal to six times her base salary, including at least 10,000 directly-owned KeyCorp common shares; (iii) the senior executives who are members of KeyCorp’s Management Committee should own KeyCorp equity securities with a value at least equal to three times his or her base salary, including at least 5,000 directly-owned KeyCorp common shares; and (iv) other senior executives should own KeyCorp equity securities with a value at least equal to two times his or her base salary, including at least 2,500 directly-owned KeyCorp common shares. For more information, please see our Compensation Discussion and Analysis beginning on page 24 of this proxy statement.

Pledging and Speculative Trading of KeyCorp Securities

Our insider trading policy restricts our employees, officers and directors from engaging in speculative trading transactions involving KeyCorp securities and restricts our officers and directors who are subject to reporting requirements under Section 16 of the Exchange Act from pledging our securities. During 2014, no director or executive officer pledged as collateral or engaged in speculative trading with respect to any KeyCorp securities.

Section 16(a) Beneficial Ownership Reporting Compliance

KeyCorp’s directors and executive officers are required to report their ownership and certain changes in ownership of KeyCorp securities to the Securities and Exchange Commission. The Securities and Exchange Commission has established certain due dates and requirements for these reports. KeyCorp knows of no director or executive officer who failed to timely file any report required to be filed during 2014, except that one Form 4 on behalf of Dennis A. Devine, filed on September 4, 2014 to report the vesting of restricted stock units on August 27, 2014, was inadvertently filed late due to a technical error.

Equity Compensation Plan Information

KeyCorp is authorized to issue its common shares under the KeyCorp 2013 Equity Compensation Plan (the “Equity Plan”) and the KeyCorp Amended and Restated Discounted Stock Purchase Plan (the “DSP Plan”). KeyCorp is no longer authorized to issue its common shares under, but still has awards outstanding under: (i) the KeyCorp 2010 Equity Compensation Plan (the “2010 Plan”); (ii) the KeyCorp Deferred Equity Allocation Plan; (iii) the KeyCorp Directors’ Deferred Share Plan; (iv) the KeyCorp 2004 Equity Compensation Plan (the “2004 Plan”); and (v) the KeyCorp Amended and Restated 1991 Equity Compensation Plan (amended as of March 13, 2003) (the “1991 Plan”).

Shareholders approved the Equity Plan at the 2013 Annual Meeting of Shareholders. At December 31, 2014, 77,298,170 common shares remained available for future issuance under the Equity Plan. Shareholders approved the DSP Plan in 2003. At December 31, 2014, 2,640,301 common shares remained available for future issuance under the DSP Plan.

The following table provides information about KeyCorp’s equity compensation plans as of December 31, 2014:

	(a)	(b)	(c)
Plan Category	Securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted- average exercise price of outstanding options, warrants and rights ($)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(2)
Equity compensation plans approved by security holders (1)	19,913,331	19.67	79,938,471
Equity compensation plans not approved by security holders (3)	—	—	—
Total	19,913,331	19.67	79,938,471

(1)	The table does not include 9,999,457 unvested shares of time-lapsed and performance-based restricted stock awarded under the 2013 Plan, the 2010 Plan, the 2004 Plan and the 1991 Plan. These unvested restricted shares were issued when awarded and consequently are included in KeyCorp’s common shares outstanding.

(2)	The Compensation Committee of the Board of Directors of KeyCorp has determined that KeyCorp may not grant options to purchase KeyCorp common shares, shares of restricted stock, or other share grants under its long-term compensation plans in an amount that exceeds six percent of KeyCorp’s outstanding common shares in any rolling three-year period.

(3)	The table does not include outstanding options to purchase 2,225 common shares assumed in connection with a historical acquisition. At December 31, 2014, these assumed options had a weighted-average exercise price of $25.64 per share. No additional options may be granted under the plan that governs these options.

More information about these awards can be found in Note 15 (“Stock-Based Compensation”) to the Consolidated Financial Statements beginning on page 188 of our Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Annual Report”), which was filed with the Securities and Exchange Commission on March 2, 2015.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes how we compensate our executives, including the following individuals, listed with their titles as of December 31, 2014 and the year in which they were hired or promoted into their current position:

Name	Title	Year Hired/Promoted
Beth E. Mooney	Chairman and Chief Executive Officer	2011
Donald R. Kimble	Chief Financial Officer	2013
Christopher M. Gorman	President, Key Corporate Bank	2010
Edward J. (EJ) Burke	Co-President, Key Community Bank	2014
Dennis A. Devine	Co-President, Key Community Bank	2014

Except where otherwise noted, the following discussion also includes the compensation decisions and awards for William R. Koehler, who previously served as President, Key Community Bank and elected to leave the company effective June 30, 2014 following a reorganization of this business. When used in this document, the term “Named Executive Officers” refers to all of these individuals. When used in this Compensation Discussion and Analysis, the term “Committee” refers to the Compensation Committee of the Board. For additional information on the compensation of our Named Executive Officers, please see the Summary Compensation Table on page 43 of this proxy statement.

Executive Summary

Highlights of 2014 Performance

In 2014, KeyCorp continued to be Focused Forward on our goal of becoming the best regional bank in the United States. Our progress towards this goal is reflected in our strategy of generating positive operating leverage and maintaining our culture of strong risk and capital management.

The Compensation Committee measured our execution of this strategy through the financial and qualitative goals set forth in our Annual Incentive Plan, which is more fully described on page 32 of this proxy statement. When evaluating our performance in 2014, the Compensation Committee considered the following:

Results
Generate Positive Operating Leverage

We generated positive operating leverage—meaning that our growth in revenue exceeded our growth in expenses—for the full year, even though our pre-provision net revenue (“PPNR”) was slightly below planned levels for the year. This result was driven by:

—        A 5% increase in our total average loans, including an 11% increase in commercial, financial and agricultural loans;

—        A record year for investment banking and debt placement fees, up 19%; and

—        Our commitment to control expenses evidenced by the work of our enterprise program management office and the institutionalization of our Lean Six Sigma initiatives, even as we incurred expenses, such as pension settlement and unanticipated efficiency initiative charges resulting from our continuing efficiency initiatives.

Strong Risk Management

We continued to benefit from strong credit quality. Net charge-offs and nonperforming assets were down 33% and 18%, respectively, which was reflected in our:

—       Earnings Per Share (“EPS”) from continuing operations of $1.04, which not only exceeded planned levels, but was up 12% from the prior year; and

—       Return on Assets (“ROA”) of 1.08%, which placed us in the 62nd percentile of the companies in our Peer Group.

Effectively Managing Capital

We remained committed to organic growth, supplemented by targeted acquisitions—each consistent with our relationship focus—and evidenced by:

—       The successful execution on our plans to grow future revenue through initiatives, including strategic hiring in our Corporate Bank, as well as substantial progress made in this regard in our Community Bank; and

—        Our acquisition of Pacific Crest Securities, LLC, which added a number of senior bankers to our platform and represents a new industry vertical (technology) in our investment bank.

Pay of our Chairman and Chief Executive Officer

After considering our financial performance and Ms. Mooney’s continued strong and effective leadership, the Committee approved an annual incentive for 2014 performance of $1,900,000 and awarded her long-term incentives in the amount of $4,000,000. Ms. Mooney’s annual incentive payment represented 95% of her target annual incentive award and this payout level corresponded to the funding level of our 2014 Annual Incentive Plan, which the Committee believed appropriately reflected our 2014 performance. The Committee awarded Ms. Mooney 100% of her long-term incentive target reflecting its support of her implementation of our long-term strategy. In addition, the Committee approved a performance level with respect to our 2012 cash performance shares (earned based on performance during the three year period from 2012 to 2014 and subject to continued employment until the payment date, as more fully described under “2012 Cash Performance Shares” on page 34 of this proxy statement) representing 125% of her 2012 cash performance share opportunity based upon the Company’s performance.

For 2015, the Committee elected to leave Ms. Mooney’s target total direct compensation unchanged from 2014 after considering the reported compensation paid by companies in our Peer Group to their chief executive officers and her relative compensation within this group. Ms. Mooney’s 2015 target direct compensation of $7,000,000 consists of $1,000,000 in base salary, $2,000,000 in annual incentive opportunity and $4,000,000 in long-term incentive opportunity.

Adjusted SCT Compensation vs. Realized Pay

The amount of pay presented for our Chairman and Chief Executive Officer and other executives in the Summary Compensation Table reflects the grant date fair value of long-term incentive awards for accounting purposes. Based on the performance of our share price and the achievement of our long-term financial and strategic goals, the amount of pay actually realized by our executives from these awards may differ significantly from their accounting value. As a result, we believe it is useful to compare Ms. Mooney’s Realized Pay between 2012 and 2014 with her Adjusted SCT Compensation for the same period.

For this purpose, we define:

•	“Adjusted SCT Compensation” as the compensation reported in the Summary Compensation Table for the applicable year, adjusted by excluding “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation.” We excluded these items because they represent amounts that either will never become realized pay or which will not become realized pay until termination of employment or later.

•	“Realized Pay” as the sum of (i) actual base salary and incentive paid for the applicable year plus (ii) the amount reported as income upon vesting of performance awards, restricted stock or units, or exercise of stock options. Additional information about Ms. Mooney’s Realized Pay is provided below.

 2015 Proxy Statement—Compensation Discussion and Analysis

The following chart compares Ms. Mooney’s Adjusted SCT Compensation and Realized Pay between 2012 and 2014. During this period, her Realized Pay has lagged behind her Adjusted SCT Compensation due to the emphasis on long-term compensation that will, in most cases, take three years or more to be realized and, with respect to some of the compensation, only if certain performance conditions are satisfied.

Ms. Mooney’s Realized Pay between 2012 and 2014 consisted of:

	2012 ($)	2013 ($)	2014 ($)
Base salary received	923,077	986,538	1,000,000
Annual incentive payments	2,035,000	2,300,000	1,900,000
Restricted stock vesting	601,788	1,083,024	0
Restricted stock unit vesting	0	81,933	690,506
Cash performance share vesting	0	0	2,213,139
Total*	3,559,865	4,451,495	5,803,645

*	Ms. Mooney did not exercise any stock options in 2012, 2013 or 2014.

The preceding chart and table are not substitutes for the information required to be contained in the Summary Compensation Table, but provide additional information with regard to our Chairman and Chief Executive Officer’s pay.

Alignment of CEO Pay and Performance

Our compensation program is designed to deliver a significant portion of the pay of our Chairman and Chief Executive Officer in the form of long-term incentives. In this way, her future opportunity—which we refer to as Realizable Pay—is tied directly to our share price performance and achievement of our long-term financial goals.

We define “Realizable Pay” as the sum of: (i) actual base salary and incentive paid for the applicable year; (ii) the value of all restricted stock units granted during the applicable period based on the December 31, 2014 closing price of our common shares; (iii) the intrinsic value (i.e., the excess, if any, of the December 31, 2014 closing price of our common shares over the option exercise price) of all stock options granted during the applicable period; and (iv) the target value of all performance awards granted during the applicable period based on the December 31, 2014 closing price of our common shares.

We believe that comparing Ms. Mooney’s Adjusted SCT Compensation and Realizable Pay between 2012 and 2014 against our total shareholder return for the same period, calculated based on a $100 investment in KeyCorp stock on December 31, 2011, is helpful to illustrate the alignment of her pay and our share price performance. Ms. Mooney’s 2014 Realized Pay is very close to her 2014 Adjusted SCT Compensation. This result is consistent with our 2014 total shareholder return which, as illustrated below, was essentially flat after very strong performance during 2013.

The preceding chart is not a substitute for the information required to be contained in the Summary Compensation Table, but provides an additional piece of information with regard to our Chairman and Chief Executive Officer’s pay.

 2015 Proxy Statement—Compensation Discussion and Analysis

Objectives of Our Compensation Program

Our success depends on the ability to attract, retain, motivate and develop our people. Competition for talent in our business is ongoing and we make investments to hire and retain the people we need to serve our customers. Our compensation program is an integral part of these efforts and is designed to reward employees based on performance, be informed by the market, and align with the expectations of our shareholders and regulators.

Our compensation philosophy is to:

•	Make pay decisions based on performance of the Company, the business unit and the individual;

•	Deliver pay in a way that reinforces focus on balancing short- and long-term financial performance objectives; and

•	Support sustainable performance with policies that are focused on prudent risk taking and the balance between risk and reward.

We execute on our compensation philosophy by:

Emphasizing Variable and Performance-Based Compensation: Approximately 86% of the 2014 target total direct compensation of our Chairman and Chief Executive Officer, and approximately 79% of the 2014 target total direct compensation of our other Named Executive Officers (excluding Mr. Koehler), was variable or performance-based, as illustrated in the charts below.

Subjecting Incentives to Robust Levels of Deferral: At least 60% of the annual “total incentive” (the sum of the annual incentive paid and the value of long-term incentives granted in a particular year) of the Chairman and Chief Executive Officer (at least 50% for the other Named Executive Officers) is required to be deferred over a multi-year period and subject to risk-adjusted vesting, as described in more detail below under “Compensation Governance Best Practices” and under “2015 Long-Term Incentives” on page 34 of this proxy statement.

Balancing Compensation Risk and Reward: We design our compensation programs to appropriately balance risk and reward. We regularly monitor these programs to determine whether they create incentives that encourage risk-taking outside of our risk tolerances and subject all discretionary incentives to forfeiture, reduction, offset, and clawback, as described in more detail below under “Compensation Governance Best Practices”.

Compensation Governance Best Practices

We support our compensation philosophy with a number of best practices in governance and executive compensation. In addition, the Committee has revised our compensation practices over the past several years to eliminate a number of compensation practices in response to concerns raised by our shareholders or shareholder advisory firms.

What we do:
•	Impose Robust Stock Ownership Guidelines: Our Corporate Governance Guidelines contain robust share ownership requirements, ranging from six times base salary for our Chairman and Chief Executive Officer, with a minimum direct ownership requirement of 10,000 common shares, to three times base salary for our other Executive Officers, with a minimum direct ownership requirement of 5,000 common shares. As of February 28, 2015, each currently employed Named Executive Officer, including the Chairman and Chief Executive Officer, satisfied his or her share ownership requirements.

•	Shares Subject to Holding Period: Each Named Executive Officer must hold the net shares acquired upon vesting of equity awards until he or she satisfies our share ownership guidelines and, in the case of shares acquired upon the exercise of stock options, for not less than one year.

•	“Double Trigger” Change of Control Agreements: Our Change of Control Agreements are “double trigger,” meaning that severance benefits are due and equity awards vest only if a senior executive experiences a qualifying termination of employment in connection with a change of control. This requirement prevents our senior executives from receiving change of control benefits without a corresponding loss of employment.

•	Use Tally Sheets: The Committee annually reviews tally sheets for Named Executive Officers that include potential severance payments, the accumulated value of vested and unvested equity awards, and retirement benefits. The Committee also reviews the levels and types of compensation provided to executive officers in similar positions at companies in our Peer Group. This practice enables the Committee to evaluate the total compensation package for each Named Executive Officer, as well as consider the impact of isolated adjustments or incremental changes to specific elements of the package.

•	Review Share Utilization: We regularly review share overhang levels and run-rates and maintain share utilization levels well within industry norms.

•	Retain an Independent Consultant: The Committee retains an independent consultant to assist in developing and reviewing our executive compensation strategy and program. The Committee, with the assistance of the independent consultant, regularly evaluates our executive compensation program in light of the compensation practices of our Peer Group to confirm that our compensation programs are consistent with market practice.

•	Subject All Incentives to Risk Adjustment at the Pool Level: All incentive awards are subject to a multi-step risk-adjustment process that begins before grant and extends beyond payment.

•	Prior to Funding: Before establishing the funding level of our Annual Incentive Plan, the Committee considers our Enterprise Risk Management dashboard and whether any event occurred or was realized that warrants an adjustment to funding.

•	Prior to Award: Before approving the annual incentive awards of any Named Executive Officer, the Committee considers the executive’s scorecard performance, including individual risk performance.

 2015 Proxy Statement—Compensation Discussion and Analysis

•	Prior to Vesting: Before vesting, we review all deferred annual and long-term incentive awards relative to the actual risk-related outcomes of each executive’s performance on which the award is based. If an executive receives a “Does Not Meet” rating on the risk component of his or her performance scorecard, or in the event business performance includes significant credit, market, or operational losses, or negative PPNR, we will undertake a root-cause analysis to determine how much, if any, of the executive’s deferred incentives should be forfeited.

•	Subject All Incentives to Clawback: Our clawback policy allows us to recover incentive compensation, including deferred annual and long-term incentives, if based on financial results that are subsequently restated, and to cancel outstanding equity awards and recover realized gains if an executive engages in certain “harmful activity.”

•	Actively Engage with Shareholders: We maintain an active shareholder engagement program through which we periodically receive feedback from and have discussions with institutional investors around our compensation philosophy and structure. These continuing conversations with our institutional investors help us better understand matters of importance to our investors regarding our executive compensation programs, and help us to shape our pay-for-performance strategy.

What we don’t do:

•	No Employment Agreements: No executive officer, including any Named Executive Officer, is a party to an employment agreement.

•	No Tax Gross-Ups: We provide no tax gross-ups on change of control payments or tax gross-ups for perquisites other than on relocation benefits provided to certain senior-level employees.

•	No SERPs: We froze our executive pension plans in 2009. No Named Executive Officer participates in an active supplemental defined benefit plan. Vesting service continues for those Named Executive Officers who participated in such a plan prior to 2009.

•	No Hedging or Pledging of KeyCorp Securities: Our insider trading policy restricts our employees, officers and directors from engaging in hedging transactions involving our common shares and it restricts our officers and directors who are subject to reporting requirements under Section 16 of the Exchange Act from pledging our common shares.

•	No “Timing” of Equity Grants: We maintain a disciplined equity approval policy. We do not grant equity awards in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on equity grant dates.

•	No Repricing: We do not reprice or back-date stock options.

Consideration of Our Say-on-Pay Shareholder Vote

We continue to enjoy strong shareholder support for our Named Executive Officers’ compensation programs, as reflected in the results of our annual “say-on-pay” proposals, which have received approximately 96% support each year since 2012. We view the results of our say-on-pay votes as evidence that our executive compensation program provides pay for performance and appropriately aligns the interests of our Named Executive Officers with those of our shareholders.

Elements of Pay, 2014 Pay Actions and 2015 Adjustments

The principal components of our core direct compensation program are summarized in the table below. This table also includes a summary of 2014 pay actions and 2015 adjustments for our Named Executive Officers.

Element	Characteristic	Purpose	Summary of 2014 Actions
Base Salary	Fixed compensation subject to annual adjustment and review if appropriate.	Attract, retain, and motivate Named Executive Officers and to align with market practices.	We generally will consider adjustments to base salaries no more frequently than bi-annually and set salaries around the Peer Group median. The Committee did not adjust the salary of any Named Executive Officer for 2015.
Annual Incentive	Variable compensation based on achievement of corporate and/or business unit performance goals and other strategic objectives.	Motivate and reward Named Executive Officers for achieving our annual financial and strategic goals and for effectively managing risks within our approved risk tolerances.

The Committee approved annual incentives for 2014 ranging from $575,000 to $1,900,000, which considered both the funding rate of our Annual Incentive Plan of 95%, individual performance, and business unit performance, if applicable.

For 2015, the Committee increased the annual incentive target for Mr. Gorman by $200,000 to $1,700,000. This change was intended to make the mix of his short- and long-term incentive opportunity more consistent with the incentive mix of the other business unit presidents.

Long-Term Incentive	Variable compensation based on share price growth and achievement of performance relative to that of our peers and other corporate performance goals.	Motivate and reward Named Executive Officers for achieving our long-term financial and strategic goals and for continued management of our risk profile, while aligning their interests with those of our shareholders.

The Committee approved long-term incentive awards for our Named Executive Officers on February 16, 2015, ranging from $600,000 to $4,000,000, which were allocated 50% to performance shares, 40% to restricted stock units and 10% to stock options. Please see the discussion under “2015 Long-Term Incentives” for a description of our long-term incentive grants and vehicles.

For 2014, the Committee awarded Mr. Kimble a long-term incentive of $1,300,000, representing a $50,000 increase over his long-term incentive target, and established his 2015 long-term incentive target at this level. The Committee considered Mr. Kimble’s contributions to our 2014 financial performance as well as market levels of pay when making these decisions. The Committee also awarded Mr. Gorman a long-term incentive of $2,500,000 for 2014, representing a $500,000 increase over his long-term incentive target to recognize the impact of the Corporate Bank’s performance in our financial results.

Recognizing that the pay opportunity in his new role as Co-President of the Community Bank is different from the pay opportunity in his prior role, as well as the impact of his leadership on the past and future success of our Corporate Bank, the Committee approved an additional long-term incentive award for Mr. Burke on February 16, 2015 in the amount of $1,200,000 delivered in restricted stock units vesting ratably over four years.

 2015 Proxy Statement—Compensation Discussion and Analysis

Base Salary

Base salaries are reviewed and established by the Committee on a competitive basis each year following a market assessment of base salaries paid to comparable executives at peer companies, including companies in our Peer Group, to the extent that a comparable position can be identified. Generally, adjustments to base salaries are made no more frequently than bi-annually and the Committee did not adjust the base salary of any Named Executive Officer for 2015. Base salaries for 2014 are reported in the “Salary” column to the Summary Compensation Table on page 43 of this proxy statement.

Annual Incentives

All Named Executive Officers participate in the KeyCorp Annual Incentive Plan. Annual Incentive Plan funding is based on our level of achievement of various financial and strategic goals compared to pre-established targets, as described below. Annual Incentive Plan funding is capped at 150%, with 0% funding for the Named Executive Officers if the threshold level of performance (75%) is not achieved.

2014 Annual Incentive Plan

For 2014, 80% of our Annual Incentive Plan funding opportunity was based on the level of achievement of the following four equally-weighted financial goals compared to pre-established targets:

•	Pre-Provision Net Revenue (“PPNR”)

•	Cash Efficiency Ratio

•	Return on Assets (“ROA”)

•	Earnings per Share (“EPS”)

The Committee selected PPNR and Cash Efficiency Ratio as incentive plan metrics recognizing that both revenue growth and expense management remain a key priority for us. The other financial goals allow us to evaluate our earnings performance relative to our asset base (ROA) and outstanding shares (EPS), each of which the Committee believes is an important measure of the quality of our earnings. Additional information concerning the definitions of PPNR, Cash Efficiency Ratio, ROA and EPS can be found under the “Definitions of Certain Financial Goals” on page 39 of this proxy statement.

The remaining 20% of the funding opportunity was based on the extent to which we achieved various strategic goals. These strategic goals were measured based on a qualitative assessment of our execution of strategic projects and revenue initiatives, as well as the anticipated run-rate benefit of Lean Six Sigma projects. The Committee believes these strategic initiatives support our long-term goals to grow future PPNR and manage our Cash Efficiency Ratio.

2014 Performance and Funding

For the 2014 performance period, we achieved the following performance against the financial and strategic goals in our Annual Incentive Plan resulting in a 94% funding level for this plan, calculated as set forth below:

KeyCorp 2014 Annual Incentive Plan

Performance Goals (all $ in millions, except EPS)	Performance Required for Payout			Actual Result	Funding Rate	Weight	Final Funding
	Min.	Target	Max
PPNR	$1,105	$1,473	$1,842	$1,355	84%	20%	17%
Cash Efficiency Ratio	67.0%	64.0%	61.0%	66%	65%	20%	13%
ROA	0.77%	1.03%	1.29%	1.08%	109%	20%	22%
EPS (1)	$0.74	$0.98	$1.23	$1.04	113%	20%	22%
Strategic Goals
Execution of Strategic Projects	Qualitative Assessment
Lean Six Sigma	$15	$30	$40	Meets	100%	20%	20%
Revenue Initiatives	Qualitative Assessment
Calculated Funding							94%
Committee Approved Funding							95%

(1)	Consistent with the 2013 Annual Incentive Plan, EPS excludes amortization.

When evaluating our financial performance, the Committee considered that pension settlement and unanticipated efficiency initiative charges related to our continuing efficiency initiatives significantly impacted performance relative to our PPNR and Cash Efficiency Ratio goals, as described in the “Highlights of 2014 Performance” on page 24 of this proxy statement. Excluding these expenses, our Annual Incentive Plan would have funded in excess of 100%. After taking this into account, although calculated funding was 94%, the Committee approved a final funding rate of 95% for our Annual Incentive Plan.

Before establishing funding and in accordance with our Risk Adjustment Process (as described on page 29 of this proxy statement), the Committee reviewed our Enterprise Risk Management dashboard and considered whether any event occurred or was realized in 2014 that warranted an adjustment to funding. No adjustment was made to Annual Incentive Funding based on this review.

2014 Annual Incentive Awards

Based on the foregoing, the Committee approved the following annual incentive awards for our Named Executive Officers:

Name	Target Annual Incentives ($)	Actual Payout (as % of Target)	Actual Payout ($)(1)
Beth E. Mooney	2,000,000	95%	1,900,000
Donald R. Kimble	650,000	96%	625,000
Christopher M. Gorman (2)	1,500,000	107%	1,600,000
Edward J. Burke (2)	1,050,000	100%	1,050,000
Dennis A. Devine (2)	600,000	96%	575,000
William R. Koehler (3)	750,000	50%	375,000

(1)	100% of the annual incentive of each Named Executive Officer was paid in cash as each satisfied the required deferral percentage of 50% (60% for our Chairman and Chief Executive Officer) of his or her total incentive award.

(2)	Reflects both KeyCorp performance of and the respective line of business (Corporate Bank and Community Bank) performance, as described below.

(3)	Reflects Mr. Koehler’s prorata annual target incentive under KeyCorp’s 2014 Annual Incentive Plan based on his service through June 30, 2014.

 2015 Proxy Statement—Compensation Discussion and Analysis

Mr. Gorman, Mr. Burke and Mr. Devine, due to their respective roles as President of the Corporate Bank and Co-Presidents of the Community Bank, participated in a modified annual incentive structure in which 75% of their annual incentive was based on the performance objectives set forth above and the remaining 25% was based on the Committee’s assessment of the performance of their respective lines of business.

•	When determining Mr. Gorman’s annual incentive payment, the Committee considered the Corporate Bank’s record-setting year for investment banking and debt placement fees, which represented a 19% increase from the prior year.

•	When determining Mr. Burke’s incentive award, the Committee considered the pay opportunity in his former role, as well as his contribution to the success of the Corporate Bank during the first five months of the year.

•	When determining Mr. Devine’s annual incentive payment, the Committee considered Mr. Devine’s role in driving change through the Consumer Segment of our Community Bank which saw organic growth in net new household accounts for the first time since 2010.

2012 Cash Performance Shares

In 2012, each Named Executive Officer received an award of cash performance shares as part of his or her long-term incentive compensation, based on achievement of our long-term financial plan between 2012 and 2014. The number of cash performance shares granted was expressed as a “target” determined by dividing a percentage of each Named Executive Officer’s total long-term incentive opportunity by the closing price of a share on the grant date of March 2, 2012. Based on the 2012–2014 achievement of our long-term financial plan, the cash performance shares could be earned between 0% and 150% of this target number. Provided that the Named Executive Officer remained employed until the third anniversary of grant, he or she would receive a cash payment determined by multiplying our closing price on this date by the number of 2012 cash performance shares earned.

On February 16, 2015, the Committee approved a final performance level for our 2012 long-term incentive plan of 125%, as described below. This performance level represents the right to receive 125% of the 2012 cash performance share opportunity.

2012-2014 Long-Term Incentive Plan					Actual Result	Final Funding
		Performance Required for Payout
Performance Goals	Weight	Min.	Target	Max.
Total Shareholder Return vs. Peers	33%	25% ile	50% ile	75% ile	79% ile	150%
Return on Assets vs. Peers	33%	25% ile	50% ile	75% ile	57% ile	114%
Cumulative Earnings Per Share	34%	$1.80	$2.68	$3.50	$2.83	109%
Calculated Performance						125%
Committee Approved Performance						125%

Before approving this final performance level, the Committee considered our Enterprise Risk Management Dashboard and our execution against strategic priorities and, based on this review, concluded that no reduction in calculated performance was warranted.

2015 Long-Term Incentives

All Named Executive Officers are eligible to receive long-term incentive awards that are granted based on a combination of past performance and anticipated future contributions.

The Committee establishes long-term incentive opportunity levels for any year by considering the Named Executive Officer’s performance and by reviewing our historic grant levels, the dilutive impact and financial accounting cost of the long-term incentive program, and market information, including the practices of our Peer Group.

Our executive compensation program is based upon a Named Executive Officer’s “total incentive” award (i.e., the sum of the annual incentive payable for 2014 performance plus the long-term incentive granted in 2015 based on a combination of past performance and anticipated future contributions). At least 50% of the total incentive of each Named Executive Officer (60% for our Chairman and Chief Executive Officer) is required to be deferred and subject to risk-adjusted vesting. When determining whether a Named Executive Officer satisfies this requirement, we first consider whether the long-term incentive (100% of which is delivered as equity-based compensation subject to a multi-year, risk adjusted vesting schedule) satisfies the required deferral percentage. If not, a portion of the Named Executive Officer’s annual incentive is required to be deferred and delivered in the form of equity-based compensation subject to a multi-year risk adjusted vesting schedule.

2015 Long-Term Incentive Awards

Except as noted below, on February 16, 2015, the Committee approved the long-term incentive awards for our Named Executive Officers, which are set forth in the table below. This table also shows the percentage of each Named Executive Officer’s long-term incentive as a percentage of his or her total incentive, demonstrating that each satisfies our deferral requirements.

Name	Target Award ($)	Actual Award (as % of Target)	Actual Award ($)	LTI as a % of Total IC
Beth E. Mooney	4,000,000	100%	4,000,000	68%
Donald R. Kimble	1,250,000	104%	1,300,000	68%
Christopher M. Gorman	2,000,000	125%	2,500,000	61%
Edward J. Burke (1)	1,050,000	214%	2,250,000	68%
Dennis A. Devine	600,000	100%	600,000	51%
William R. Koehler (2)	—		—	—

(1)	Consists of long-term incentive award of $1,050,000 at 100% of target, plus additional $1,200,000 award reflecting a change in his pay opportunity for his new role.

(2)	Mr. Koehler was not granted a 2015 long-term incentive award and, accordingly, no deferral percentage is reflected for him.

Mr. Burke’s long-term incentive award includes an additional award of $1,200,000 granted in the form of restricted stock units vesting ratably over four years. When considering Mr. Burke’s long-term incentive award, the Committee recognized that Mr. Burke had accepted a new and challenging role as Co-President of our Community Bank at the request of management and that market levels of pay opportunity in this role would be different than in his prior role. The Committee believed that the additional long-term award would address this difference during the vesting period as well as recognize the impact his leadership had on the past and future success of our Corporate Bank.

 2015 Proxy Statement—Compensation Discussion and Analysis

Long-Term Incentive Vehicles

Long-term incentive awards of our Named Executive Officers were allocated as follows:

Vehicles (Subject to Risk Adjusted Vesting)	Weight	Vesting Schedule
Performance Shares	50%	3-year cliff
Restricted Stock Units	40%	4-year ratable
Stock Options	10%	4-year ratable

The allocation and vesting of awards is unchanged from the long-term incentives granted on February 17, 2014.

2015 Performance Shares

Performance shares provide our Named Executive Officers with the opportunity to receive between 0% and 150% of their “target” number of shares based on our level of achievement of the following performance goals during the three-year performance period that began on January 1, 2015 and ending on December 31, 2017:

2015-2017 Long-Term Incentive Plan
		Performance Required for Payout			Other Factors (Vesting Reduction Only)
Performance Goals	Weight	Min.	Target	Max.
Total Shareholder Return vs. Peers	25%	25% ile	50% ile	75% ile	ERM Dashboard
Return on Assets vs. Peers	25%	25% ile	50% ile	75% ile	Execution of Strategic Priorities
Cumulative Earnings Per Share	50%	75% of Plan	100% of Plan	125% of Plan	Other factors, as appropriate

The “target” number of performance shares granted was determined by dividing 50% of each Named Executive Officer’s long-term incentive opportunity by the grant date closing price of our common shares.

The Committee believes that each of the performance goals set forth above strongly correlates to long-term value creation. The “Other Factors” included in the performance metrics may only reduce the vesting of performance shares if, in the Committee’s judgment, performance with regard to these “Other Factors” is insufficient.

The Committee believes that performance shares encourage our Named Executive Officers to make decisions and to deliver results over a multi-year time period, thereby keeping a focus on our long-term performance objectives. In addition, performance shares allow us to retain executive talent because executives generally must remain employed through the end of the performance period to realize the full value of the award.

Restricted Stock Units

Restricted stock units allow our Named Executive Officers to receive common shares subject to their continued employment during a four-year vesting period. Restricted stock units align the interests of our executives with those of our shareholders by providing a direct link to share price, seeing that our executives maintain robust levels of share ownership, and providing strong incentives for retention of key executives.

Stock Options

Stock options allow our Named Executive Officers to purchase shares at a price not less than the grant date closing price of our common shares on the New York Stock Exchange (or, if there is no reported closing price on the grant date, the closing price on the preceding business day). Stock options vest ratably over a four-year period and have a ten-year term.

We believe that stock options are an effective tool to align the interests of our shareholders with those of our executives as long as they are appropriately risk-balanced and granted in measured amounts. Our regulators, however, have expressed concerns about the leverage associated with stock options and the possibility of executives realizing a disproportionate award; accordingly, beginning in 2013, we limited our usage of stock options to 10% of each Named Executive Officer’s annual long-term incentive opportunity.

Other Elements of Compensation

Perquisites

Beginning in 2009, the Committee substantially reduced the perquisites provided to our Named Executive Officers. The only perquisite currently provided to Named Executive Officers is an annual executive physical. We provide Ms. Mooney with residential security services and, in some instances, require that she use a secure automobile and professionally trained driver as a matter of security. Ms. Mooney pays for the cost of the automobile and driver when used solely for personal purposes. In addition, we pay the annual premium on an individual disability insurance policy for Mr. Gorman that was put into place before he became an Executive Officer.

Retirement Programs

Our Named Executive Officers are eligible to participate in our qualified 401(k) Savings Plan on the same basis as all other eligible employees. The 401(k) Savings Plan provides for matching contributions up to 6% on amounts deferred and a discretionary profit sharing contribution on participants’ eligible compensation, each subject to applicable Internal Revenue Service (“IRS”) limitations. The Committee established the profit sharing contribution for 2014 at 2% of a participant’s eligible earnings. Our Named Executive Officers also are eligible to participate in our non-qualified Deferred Savings Plan, which provides a select group of senior managers with the ability to receive matching contributions on compensation in excess of applicable IRS limitations. Beginning in 2014, the Committee approved eliminating the annual profit sharing contribution to the Deferred Savings Plan and, beginning in 2015, capped the amount of compensation eligible for a matching contribution at $500,000. The matching and profit sharing contributions made to the 401(k) Savings Plan and the matching contributions to Deferred Savings Plan on behalf of the Named Executive Officers are included in the “All Other Compensation” column to the 2014 Summary Compensation Table on page 43 of this proxy statement.

Ms. Mooney, Mr. Gorman and Mr. Koehler participated in our Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan, each of which we froze effective December 31, 2009. Additional information about our pension programs is included in the narrative to the 2014 Pension Benefits Table on page 51 of this proxy statement.

Separation Pay

We maintain the KeyCorp Separation Pay Plan, which generally covers all of our employees, including our Named Executive Officers, and provides assistance upon termination as a result of a reduction in staff. Our Separation Pay Plan is described in the 2014 Potential Payments Upon Termination or Change of Control table on page 53 of this proxy statement.

 2015 Proxy Statement—Compensation Discussion and Analysis

Change of Control Agreements

Each Named Executive Officer has entered into a Change of Control Agreement with us. We use Change of Control Agreements to help attract and retain executive talent. The Committee and the Board of Directors each believes that it is in the best interests of shareholders to ensure that our Named Executive Officers are able to evaluate objectively the merits of a potential transaction without being distracted by its potential impact on their personal employment situations. The Committee believes that most companies in our Peer Group maintain similar change of control arrangements for their executive officers. Our Change of Control Agreements, as well as amounts payable to Mr. Koehler in connection with his election to leave the company following a reorganization of Key Community Bank, are described in the Potential Payments Upon Termination or Change of Control table on page 53 of this proxy statement.

How We Make Pay Decisions

We seek to maintain a competitive level and mix of pay reflective of the market in which we compete for talent. We do this by reviewing the levels and types of compensation paid to executive officers in similar positions at companies in our Peer Group and the other companies with whom we compete for talent.

Peer Group

In setting compensation for our Named Executive Officers, the Committee examines the compensation data of our peer companies provided by Compensation Advisory Partners (“CAP”) to better understand whether our pay practices continue to remain appropriate when measured against the competitive landscape. While this market data is useful, the Committee does not rely only on this data for targeting compensation levels, but uses it as a basis for validating relative competitive pay for our Named Executive Officers. The Committee also considers market conditions, promotions, individual performance, and other relevant circumstances as it determines our Named Executive Officers’ compensation levels.

For 2014, the Committee continued to use the Standard and Poor’s Banks Index (excluding Wells Fargo due to its size and Hudson City Bancorp due to its announced acquisition by M&T Bank Corp.) for our Peer Group. This index includes companies of similar size (based on assets and revenue) and diversified business models. The companies in the index maintain a strong brand and reputation and actively compete with us for executive talent. The companies in our 2014 Peer Group were (listed in alphabetical order):

BB&T Corp	Huntington Bancshares Inc.	Regions Financial Corp.

Comerica, Inc.	M&T Bank Corp.	SunTrust Banks, Inc.

Fifth Third Bancorp	People’s United Financial Inc.	US Bancorp

First Horizon National Corp.	PNC Financial Services Group, Inc.	Zions Bancorporation

As of December 31, 2014, the median asset size, full year revenue, and market capitalization of the Peer Group compared to our asset size, total revenue, and market capitalization is set forth in the table below:

Full Year Average Assets ($) (in billions)
Full Year 2014
US Bancorp	380.0
PNC Financial	327.9
BB&T Corp	185.1
SunTrust	182.2
Fifth Third Bank	131.9
Regions Financial	118.5
M&T Bank	92.1
KeyCorp	87.1
Comerica	66.3
Huntington Bancshares	62.5
Zions Bancorp	55.9
People’s United	33.8
First Horizon	24.0
Median (excl. KeyCorp)	105.3
Median	92.1

Full Year Revenue ($) (in billions)
Full Year 2014
US Bancorp	20.2
PNC Financial	15.6
BB&T Corp	9.3
SunTrust	8.3
Fifth Third Bank	6.1
Regions Financial	5.1
M&T Bank	4.5
KeyCorp	4.1
Huntington Bancshares	2.8
Comerica	2.5
Zions Bancorp	2.2
People’s United	1.3
First Horizon	1.2
Median (excl. KeyCorp)	4.8
Median	4.5

Market Capitalization ($) (in billions)
At Dec. 31, 2014
US Bancorp	80.3
PNC Financial	47.7
BB&T Corp	28.0
SunTrust	22.0
Fifth Third Bank	16.8
M&T Bank	16.6
Regions Financial	14.3
KeyCorp	11.9
Huntington Bancshares	8.6
Comerica	8.4
Zions Bancorporation	5.8
People’s United	4.6
First Horizon	3.2
Median (excl. KeyCorp)	15.5
Median	14.3

Definitions of Certain Financial Goals

As described previously in this Compensation Discussion and Analysis, we use a balanced mix of financial and strategic goals to measure performance under our Annual Incentive Plan and for purposes of determining the vesting of performance shares. The financial goals are defined as follows:

•	Cash Efficiency Ratio (non-GAAP measure): Noninterest expense (GAAP) less intangible asset amortization as a percentage of taxable-equivalent revenue (non-GAAP measure).

•	Earnings per Share (“EPS”): Net income from continuing operations attributable to KeyCorp common shareholders, excluding pension settlement and efficiency initiative charges, divided by weighted-average common shares and potential common shares outstanding.

•	Pre-Provision Net Revenue (“PPNR”) (non-GAAP measure): Net interest income (GAAP) plus taxable-equivalent adjustment plus noninterest income less noninterest expense, all from continuing operations.

•	Return on Assets (“ROA”): Annualized net income from continuing operations attributable to KeyCorp divided by average assets of continuing operations.

•	Total Shareholder Return (“TSR”): Based on average closing share price over the last 20 trading days in the base year (i.e., for performance shares awarded in 2015, the last 20 trading days of 2014) versus average closing share price in the last 20 days in year three, plus investment of dividends paid during the three-year measurement period.

In its judgment, the Committee may adjust the performance goals for certain extraordinary items identified by the Committee to reflect changes in accounting, the regulatory environment, strategic corporate transactions, and other unusual or unplanned events. For 2014, no adjustments were made to the performance goals under the Annual Incentive Plan or with respect to outstanding performance awards.

 2015 Proxy Statement—Compensation Discussion and Analysis

A reconciliation of GAAP to non-GAAP financial measures and our reasons for using non-GAAP financial measures can be found in Figure 4 on page 41 of our 2014 Annual Report.

Committee Independence, Interlocks and Insider Participation

The members of the Committee are Joseph A. Carrabba (Chair), Alexander M. Cutler, William G. Gisel, Jr., and Barbara R. Snyder, each of whom is an independent director under KeyCorp’s categorical independence standards, the general independence standards for directors established by the New York Stock Exchange, and the heightened independence standards required of Committee members by the New York Stock Exchange. No member of the Committee is a current, or during 2014 was a former, officer or employee of KeyCorp or any of its subsidiaries or affiliates. During 2014, no member of the Committee had a relationship that must be described under the SEC rules relating to disclosure of related party transactions. In 2014, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or Committee.

Role of the Committee

The Committee sets the pay and evaluates the performance of our Chairman and Chief Executive Officer and a select group of other executives, including the Named Executive Officers. Our Chairman and Chief Executive Officer attends Committee meetings and provides information and input about the pay levels and performance of our Named Executive Officers, other than herself. The Committee regularly meets in executive session, during which no member of Management is present, to discuss the recommendations and approve pay actions for our Named Executive Officers, including our Chairman and Chief Executive Officer.

Compensation Consultant

The Committee has retained the services of CAP, an independent executive compensation advisory firm.

At the Committee’s request, CAP provides it with information on current trends in compensation design and emerging compensation practices. CAP also provides the Committee with an annual review and analysis of the compensation programs of our Peer Group, which it updates during the latter half of the year to determine whether the compensation targets of the Named Executive Officers continue to remain competitive. CAP reports directly to, and serves at the sole pleasure of, the Committee. CAP provided no other services to us other than the executive compensation consulting services that were requested by the Committee.

As part of its annual evaluation of its advisors, the Committee solicited information from CAP regarding any actual or perceived conflicts of interest and to evaluate their independence. Based on the information received from CAP, the Committee believes that the work they performed in 2014 did not raise a conflict of interest and that they are independent.

Tax and Accounting Treatment of Executive Compensation

Favorable accounting and tax treatment of the various elements of our executive compensation program are a significant—but not a controlling—consideration in their design. Under Section 162(m) of the Internal Revenue Code, compensation paid to certain of our Named Executive Officers that exceeds $1 million annually is not deductible unless it qualifies as “performance-based compensation” as defined in Section 162(m). We generally try to preserve the deductibility of certain incentive compensation paid to our Named Executive Officers. For example, to facilitate the deductibility of 2014 annual incentive bonuses paid to certain executives who were anticipated to be subject to the limitations of Section 162(m), those incentive opportunities were granted under our 2011 Annual Performance Plan, which capped the maximum annual incentive actually payable to each at a percentage of our 2014 PPNR. Similarly, certain of our performance share awards were granted subject to a funding “hurdle” that will be satisfied if the ratio of our PPNR to average assets (from continuing operations) during the three-year performance period is at least 75% of the ratio of our PPNR to average assets (from continuing operations) for the preceding three years. If the hurdle is not satisfied, those performance shares do not fund—and none of those performance shares will vest—regardless of the level of achievement of the other performance goals described above. However, the Committee has not adopted a policy that requires all compensation to be deductible because we want to preserve the ability to provide cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our shareholders’ best interests.

Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth beginning on page 24 of this proxy statement and, based on this review and discussion, has recommended to the KeyCorp Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Compensation and Organization Committee of the KeyCorp Board of Directors

Joseph A. Carrabba (Chair)

Alexander M. Cutler

William G. Gisel, Jr.

Barbara R. Snyder

Compensation of Executive Officers and Directors

2014 Summary Compensation Table

The following table sets forth the compensation paid to, awarded to or earned by the Named Executive Officers with respect to the years ending December 31, 2014, 2013 and 2012, to the extent applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (See chart below) (5)	Total ($)
Beth E. Mooney	2014	1,000,000	—	3,599,990	399,997	1,900,000	4,532	220,047	7,124,566
Chairman and CEO	2013	986,538	—	3,599,989	400,000	2,300,000	3,953	241,723	7,532,204
	2012	923,077	—	1,674,994	1,454,366	2,035,000	5,335	179,654	6,272,426

Donald R. Kimble Jr.	2014	600,000	—	1,079,983	119,996	625,000	—	5,200	2,430,179
Chief Financial Officer	2013	323,077	—	2,099,999	—	660,000	—	104,804	3,187,880
	2012	—	—	—	—	—	—	—	—

Christopher M. Gorman	2014	600,000	—	1,799,988	199,996	1,600,000	25,448	137,200	4,362,632
President, Corporate Bank	2013 2012	600,000 600,000	— —	1,709,993 874,999	190,000 759,744	1,600,000 1,500,000	22,197 29,957	86,377 51,160	4,208,567 3,815,860

Edward J. Burke	2014	533,127	—	1,124,971	74,997	1,050,000	19,036	20,800	2,822,931
Co-President, Community Bank	2013 2012	— —	— —	— —	— —	— —	— —	— —	— —

Dennis A. Devine	2014	528,846	—	517,485	57,497	575,000	—	74,431	1,753,259
Co-President, Community Bank	2013 2012	— —	— —	— —	— —	— —	— —	— —	— —

William R. Koehler	2014	307,308	—	1,169,983	129,996	375,000	10,238	940,771	2,933,295
President, Community Bank	2013 2012	550,000 523,077	59,500 93,500	1,169,991 499,995	129,997 434,138	850,000 775,000	12,734 17,186	106,000 87,048	2,878,223 2,429,944

(1)	Amounts reported as “Stock Awards” reflect the grant date fair value of stock awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). See Note 15 to the Consolidated Financial Statements contained in our 2014 Annual Report for an explanation of the assumptions made in valuing these awards.

On February 17, 2014, each Named Executive Officer (other than Mr. Burke and Mr. Devine) received stock awards consisting of a target number of performance shares and stock units representing 50% and 40% of each executive’s long-term incentive opportunity, respectively. Mr. Burke and Mr. Devine received stock awards consisting of a target number of cash performance shares and stock units representing 30% and 60%, respectively. The target number of performance shares and restricted stock units awarded to each Named Executive Officer was determined by dividing the dollar amount of the Named Executive Officer’s performance share and restricted stock unit awards by the grant date closing price of a common share (rounded down to the nearest whole share). February 17, 2014 was not a trading day and our equity compensation plan requires that, in that circumstance, the closing price of our common shares on the most recent trading day—in this case February 14, 2014—be used as the grant date closing price. On February 14, 2014, the closing price of a common share was $12.92.

The amount reported for Mr. Burke as a Stock Award in 2014 includes an additional long-term incentive grant of restricted stock units in the amount of $449,991 granted to him on February 17, 2014 based on the grant date closing price of a common share as described above (rounded down to the nearest whole share). Additional information about the award granted to Mr. Burke can be found in the Grants of Plan-Based Awards Table on page 45 of this proxy statement.

 2015 Proxy Statement—Compensation of Executive Officers and Directors

If our performance during the measurement period resulted in the maximum number of performance awards vesting, our executives would be entitled to a maximum award with a grant date fair value of the maximum award set forth in the following table.

Named Executive Officer	Grant Date Fair Value of Performance Shares at Maximum Award ($)
Beth E. Mooney	2,999,985
Donald R. Kimble	899,988
Christopher M. Gorman	1,499,993
Edward J. Burke	337,483
Dennis A. Devine	258,742
William R. Koehler (a)	974,988

a)	In connection with Mr. Koehler’s decision to leave the company effective June 30, 2014, he vested in a prorata number of his 2014 target award of cash performance shares granted on February 17, 2014 subject to our performance during the measurement period. The amount reported in the table above reflects the maximum value of his full award, not the prorated amount.

(2)	Amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of options using the Black-Scholes option pricing model. On February 17, 2014, each Named Executive Officer received an annual long-term incentive award consisting, in part, of an award of nonqualified stock options. See Note 15 to the Consolidated Financial Statements contained in our 2014 Annual Report for an explanation of the assumptions made in valuing stock options granted to our Named Executive Officers in 2014.

(3)	Amounts reported as “Non-Equity Incentive Plan Compensation” reflect annual incentives earned by each Named Executive Officer for the applicable year.

(4)	Amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the interest credits allocated to Ms. Mooney, Mr. Gorman, Mr. Burke and Mr. Koehler under the frozen Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan. We froze our pension benefits for all employees, including the Named Executive Officers, effective December 31, 2009, as described in the narrative to the 2014 Pension Benefits Table on page 51 of this proxy statement. No above market or preferential earnings were paid to any Named Executive Officer on nonqualified deferred compensation. As reflected in the 2014 Pension Benefits table, Mr. Koehler forfeited his benefit under the Second Excess Cash Balance Pension Plan following his decision to leave the company in 2014. The change in the actuarial present value of his benefit under the Second Excess Cash Balance Pension Plan has been calculated as if the forfeiture had not occurred.

(5)	The following table sets forth detail about the amounts reported in the “All Other Compensation” column:

Name	Executive Physical ($) (a)	Executive Security ($) (b)	Post- Termination Pay ($) (c)	Matching Contribution ($) (d)	Profit Sharing ($) (e)	Total ($)
Beth E. Mooney	2,677	14,170	—	198,000	5,200	220,047
Donald R. Kimble	—	—	—	—	5,200	5,200
Christopher M. Gorman	—	—	—	132,000	5,200	137,200
Edward J. Burke	—	—	—	15,600	5,200	20,800
Dennis A. Devine	—	—	—	69,231	5,200	74,431
William R. Koehler	—	—	866,398	69,173	5,200	940,771

a)	The maximum benefit utilized by any Executive Officer was $2,677. For privacy reasons, this amount is shown regardless of actual usage.

b)	Based on the recommendations of an independent security study, the Compensation Committee approved a comprehensive security program for Ms. Mooney. Under this program, we are paying for certain security upgrades and have authorized, and in some instances required, her to use a secure automobile and professionally-trained driver for business and personal travel. Ms. Mooney reimburses us for the cost of automobile and driver when used solely for personal purposes.

c)	The amounts reported in this column reflect additional payments made to Mr. Koehler in 2014 and due to him in 2015 as a result of his leaving KeyCorp.

d)	The amounts in this column consist of Company contributions to the qualified 401(k) Savings Plan and the nonqualified Deferred Savings Plan. For more information about these plans, see pages 37 and 52 of this proxy statement.

e)	Employees participating in our 401(k) Savings Plan receive a discretionary profit sharing contribution equal to a percentage of their plan-eligible compensation. The contribution percentage is determined annually by the Compensation Committee. For 2014, the profit sharing contribution to these plans was 2%. For more information about these plans, see page 37 of this proxy statement.

2014 Grants of Plan-Based Awards Table

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards (#)(3)	All Other Option Awards (# of Shares Underlying Options)(4)	Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum

Beth E. Mooney		1,000,000	2,000,000	4,000,000	—	—	—	—	—	—	—
	2/17/14	—	—	—	77,399	154,798	232,197	—	—	—	1,999,990
	2/17/14	—	—	—	—	—	—	—	76,045	12.92	399,997
	2/17/14	—	—	—	—	—	—	123,839	—	—	1,600,000

Donald R. Kimble		325,000	650,000	1,300,000	—	—	—	—	—	—	—
	2/17/14	—	—	—	23,220	46,439	69,659	—	—	—	599,992
	2/17/14	—	—	—	—	—	—	—	22,813	12.92	119,996
	2/17/14	—	—	—	—	—	—	37,151	—	—	479,991

Christopher M. Gorman		750,000	1,500,000	3,000,000	—	—	—	—	—	—	—
	2/17/14	—	—	—	38,700	77,399	116,099	—	—	—	999,995
	2/17/14	—	—	—	—	—	—	—	38,022	12.92	199,996
	2/17/14	—	—	—	—	—	—	61,919	—	—	799,993

Edward J. Burke		525,000	1,050,000	2,100,000	—	—	—	—	—	—	—
	2/17/14	—	—	—	8,707	17,414	26,121	—	—	—	224,989
	2/17/14	—	—	—	—	—	—	—	14,258	12.92	74,997
	2/17/14	—	—	—	—	—	—	34,829	—	—	449,991
	2/17/14	—	—	—	—	—	—	34,829	—	—	449,991

Dennis A. Devine		300,000	600,000	1,200,000	—	—	—	—	—	—	—
	2/17/14	—	—	—	6,676	13,351	20,027	—	—	—	172,495
	2/17/14	—	—	—	—	—	—	—	10,931	12.92	57,497
	2/17/14	—	—	—	—	—	—	26,702	—	—	344,990
William R. Koehler		375,000	750,000	1,500,000	—	—	—	—	—	—	—
	2/17/14	—	—	—	25,155	50,309	75,464	—	—	—	649,992
	2/17/14	—	—	—	—	—	—	—	24,714	12.92	129,996
	2/17/14	—	—	—	—	—	—	40,247	—	—	519,991

(1)	Amounts reported as “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the individual annual incentive opportunity each of the Named Executive Officers could receive at threshold (50% of target), at target and at maximum (200% of target) performance for the one-year performance period ended December 31, 2014. The maximum individual opportunity that any Named Executive Officer can earn is different than the maximum funding level of our annual incentive plan described in the Compensation Discussion and Analysis section of this proxy statement. Actual annual incentive payments are reflected in the 2014 Summary Compensation Table on page 43 of this proxy statement.

(2)	Amounts reported in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column reflect the threshold (50% of target), target and maximum (150% of target) long-term incentive awards in the form of performance shares or cash performance shares that each Named Executive Officer could earn for the three-year performance period that began on January 1, 2014 and ending December 31, 2016. The performance shares and cash performance shares are discussed in the Compensation Discussion and Analysis section of this Proxy Statement. The dollar value awarded to each of the Named Executive Officers as performance shares or cash performance shares was converted into a book entry target number of phantom shares that track the stock price and pay out in the form of shares or cash. The price at which the performance shares and cash performance shares were converted was based on the grant date closing price of our common shares of $12.92. Please see footnote 1 to the Summary Compensation Table for a discussion of how we arrive at the grant date closing price. Dividend equivalents on the target number of shares are reinvested and subject to the same terms and restrictions otherwise applicable to the underlying performance shares and cash performance shares.

 2015 Proxy Statement—Compensation of Executive Officers and Directors

(3)	Amounts reported in the “All Other Stock Awards” column are the number of restricted stock units granted to each Named Executive Officer on February 17, 2014, which vest in four equal installments following the grant date. Mr. Burke was awarded an additional long-term incentive grant of restricted stock units on February 17, 2014 which vest 100% on the third anniversary of the grant date.

(4)	Amounts reported in the “All Other Option Awards” column are the number of KeyCorp common shares underlying the stock options granted to each of the Named Executive Officers on February 17, 2014. Stock options granted in 2014 vest in four equal annual installments from the grant date.

(5)	We set the exercise price of all stock options using the grant date closing price of our common shares of $12.92. Please see footnote 1 to the Summary Compensation Table for a discussion of how we arrive at the grant date closing price. The Compensation Committee does not reprice options. We have not and will not back-date options, nor do we provide loans to employees in order to exercise options. If an equity-based award is granted in a month in which our earnings are publicly disclosed, the grant date will be the date of the Compensation Committee meeting granting the equity-based award or three days following the earnings release, whichever is later.

(6)	Amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column represent the aggregate grant date fair value of equity awards granted during the respective year. The accounting assumptions used in calculating the grant date fair value for the equity awards are described in Note 15 to the Consolidated Financial Statements contained in our 2014 Annual Report.

Impact of Termination and Change in Control: The impact of terminations and a change of control on the Grants of Plan-Based Awards is shown in more detail in the Potential Payments Upon Termination or Change of Control on page 53 of this proxy statement.

2014 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information for each Named Executive Officer with respect to (i) each stock option that had not been exercised and remained outstanding as of December 31, 2014, (ii) each award of unvested restricted stock and restricted stock units that had not vested and remained outstanding as of December 31, 2014, and (iii) each award of performance shares or cash performance shares that had not been vested and remained outstanding as of December 31, 2014.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Beth E. Mooney	5/1/2006	125,000	—	37.59	5/1/2016	—	—	—	—
	7/20/2007	105,000	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	175,000	—	11.16	7/25/2018	—	—	—	—
	6/12/2009	350,000	—	6.12	6/12/2019	—	—	—	—
	5/19/2011	222,333	74,110	8.59	5/19/2021	—	—	—	—
	3/2/2012	225,134	225,134	7.98	3/2/2022	—	—	—	—
	3/1/2013	28,169	84,507	9.33	3/1/2023	—	—	—	—
	2/17/2014	—	76,045	12.92	2/17/2024	—	—	—	—
	Aggregate non- option awards	—	—	—	—	554,778	7,711,413	379,024	5,268,433
Donald R. Kimble	2/17/2014	—	22,813	12.92	2/17/2024	—	—	—	—
	Aggregate non- option awards	—	—	—	—	171,680	2,386,353	47,291	657,344
Christopher M. Gorman	7/22/2005	42,210	—	34.40	7/22/2015	—	—	—	—
	7/21/2006	35,714	—	36.37	7/21/2016	—	—	—	—
	7/20/2007	42,857	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	65,000	—	11.16	7/25/2018	—	—	—	—
	5/19/2011	141,332	47,110	8.59	5/19/2021	—	—	—	—
	3/2/2012	117,608	117,607	7.98	3/2/2022	—	—	—	—
	3/1/2013	13,381	40,140	9.33	3/1/2023	—	—	—	—
	2/17/2014	—	38,022	12.92	2/17/2024	—	—	—	—
	Aggregate non- option awards	—	—	—	—	285,056	3,962,275	183,977	2,557,286
Edward J. Burke	7/22/2005	19,480	—	34.40	7/22/2015	—	—	—	—
	7/21/2006	29,221	—	36.37	7/21/2016	—	—	—	—
	7/20/2007	42,857	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	65,000	—	11.16	7/25/2018	—	—	—	—
	6/12/2009	48,000	—	6.12	6/12/2019	—	—	—	—
	7/27/2010	50,201	—	8.42	7/27/2020	—	—	—	—
	5/19/2011	34,980	11,659	8.59	5/19/2021	—	—	—	—
	3/2/2012	28,831	28,830	7.98	3/2/2022	—	—	—	—
	3/1/2013	4,578	13,731	9.33	3/1/2023	—	—	—	—
	2/17/2014	—	14,258	12.92	2/17/2024	—	—	—	—
	Aggregate non- option awards	—	—	—	—	167,672	2,330,643	39,318	546,525
Dennis A. Devine	3/1/2013	3,521	10,563	9.33	3/1/2023	—	—	—	—
	2/17/2014	—	10,931	12.92	2/17/2024	—	—	—	—
	Aggregate non- option awards	—	—	—	—	108,939	1,514,252	30,200	419,776
William R. Koehler	3/1/2013	17,737	—	9.33	6/30/2017	—	—	—	—
	2/17/2014	2,059	—	12.92	6/30/2017	—	—	—	—
	Aggregate non- option awards	—	—	—	—	62,093	863,097	35,670	495,817

(1)	This column shows the number of common shares underlying outstanding stock options that have vested as of December 31, 2014.

 2015 Proxy Statement—Compensation of Executive Officers and Directors

(2)	This column shows the number of common shares underlying outstanding stock options that have not vested as of December 31, 2014. The remaining vesting dates are shown in the following table. All options described below vest in four equal annual installments from the grant date, unless otherwise noted.

Name	Grant Date	Options Granted	Remaining Vesting Dates
Beth E. Mooney	5/19/2011	296,443	5/19/2015
	3/2/2012	450,268	3/2/2015, 3/2/2016
	3/1/2013	112,676	3/1/2015, 3/1/2016, 3/1/2017
	2/17/2014	76,045	2/17/2015, 2/17/2016, 2/17/2017, 2/17/2018
Donald R. Kimble	2/17/2014	22,813	2/17/2015, 2/17/2016, 2/17/2017, 2/17/2018
Christopher M. Gorman	5/19/2011	188,442	5/19/2015
	3/2/2012	235,215	3/2/2015, 3/2/2016
	3/1/2013	53,521	3/1/2015, 3/1/2016, 3/1/2017
	2/17/2014	38,022	2/17/2015, 2/17/2016, 2/17/2017, 2/17/2018
Edward J. Burke	5/19/2011	46,639	5/19/2015
	3/2/2012	57,661	3/2/2015, 3/2/2016
	3/1/2013	18,309	3/1/2015, 3/1/2016, 3/1/2017
	2/17/2014	14,258	2/17/2015, 2/17/2016, 2/17/2017, 2/17/2018
Dennis A. Devine	3/1/2013	14,084	3/1/2015, 3/1/2016, 3/1/2017
	2/17/2014	10,931	2/17/2015, 2/17/2016, 2/17/2017, 2/17/2018

(3)	This column shows the exercise price for each stock option reported in the table, which was at least 100% of the fair market value of our common shares on the grant date.
(4)	This column shows the aggregate number of restricted shares and restricted stock units outstanding as of December 31, 2014 and the number of 2012 cash performance shares earned based on performance through December 31, 2014 that remain outstanding as of that date. The remaining vesting dates are shown in the following table. All awards described below vest in four equal annual installments from the grant date, unless otherwise noted under “Vesting Schedule”.

Name	Grant Date	Shares or Units Granted	Remaining Vesting Dates	Vesting Schedule
Beth E. Mooney	3/2/2012	36,039	3/2/2015, 3/2/2016
	3/2/2012	221,883	3/2/2015	Cash performance shares vest in full on 3/2/2015.
	3/1/2013	176,486	3/1/2015, 3/1/2016, 3/1/2017
	2/17/2014	126,111	2/17/2015, 2/17/2016, 2/17/2017, 2/17/2018
Donald R. Kimble	6/3/2013	199,679	6/3/2015, 6/3/2016	33% vests each year for three years after the grant date.
	2/17/2014	37,833	2/17/2015, 2/17/2016, 2/17/2017, 2/17/2018
Christopher M. Gorman	3/2/2012	27,435	3/2/2015, 3/2/2016
	3/2/2012	115,909	3/2/2015	Cash performance shares vest in full on 3/2/2015.
	3/1/2013	83,831	3/1/2015, 3/1/2016, 3/1/2017
	2/17/2014	63,055	2/17/2015, 2/17/2016, 2/17/2017, 2/17/2018

Name	Grant Date	Shares or Units Granted	Remaining Vesting Dates	Vesting Schedule
Edward J. Burke	5/19/2011	22,632	5/19/2015
	3/2/2012	15,060	3/2/2015, 3/2/2016
	3/2/2012	28,090	3/2/2015, 3/2/2016
	3/2/2012	29,275	3/2/2015	Cash performance shares vest in full on 3/2/2015.
	3/1/2013	43,018	3/1/2015, 3/1/2016, 3/1/2017
	2/17/2014	35,468	2/17/2015, 2/17/2016, 2/17/2017, 2/17/2018
	2/17/2014	35,468	2/17/2017	100% vests on the third anniversary of the grant date.
Dennis A. Devine	8/27/2012	112,333	8/27/2015, 8/27/2016
	3/1/2013	33,091	3/1/2015, 3/1/2016, 3/1/2017
	2/17/2014	27,192	2/17/2015, 2/17/2016, 2/17/2017, 2/17/2018
William R. Koehler	3/2/2012	66,074	3/2/2015	Cash performance shares vest in full on 3/2/2015.

(5)	This column shows the aggregate number of performance shares or cash performance shares outstanding as of December 31, 2014, other than the 2012 award of cash performance shares which were earned based on performance between 2012 and 2014 and vest in full on March 2, 2015. The vesting dates for each award of performance shares or cash performance shares (including reinvested dividends) are shown in the following table. All awards described below vest in full after three years from the grant date, unless otherwise noted.

Name	Grant Date	Shares or Units Granted	Remaining Vesting Dates
Beth E. Mooney	3/1/2013	221,386	3/1/2016
	2/17/2014	157,638	2/17/2017
Donald R. Kimble	2/17/2014	47,291	2/17/2017
Christopher M. Gorman	3/1/2013	105,158	3/1/2016
	2/17/2014	78,819	2/17/2017
Edward J. Burke	3/1/2013	21,585	3/1/2016
	2/17/2014	17,733	2/17/2017
Dennis A. Devine	3/1/2013	16,604	3/1/2016
	2/17/2014	13,596	2/17/2017
William R. Koehler	3/1/2013	71,547	3/1/2016
	2/17/2014	50,795	2/17/2017

[LOGO]
 2015 Proxy Statement—Compensation of Executive Officers and Directors

2014 Option Exercises and Stock Vested Table

The following table provides information regarding the vesting of restricted stock or units during the year ended December 31, 2014 for the Named Executive Officers. The Named Executive Officers, other than Mr. Koehler, did not exercise any stock options in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired in Exercise (#)	Value Realized on Exercise ($)	Award Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Beth E. Mooney	—	—	3/1/2014(1)	43,480	572,634
	—	—	3/2/2014(2)	8,950	117,872
	—	—	5/19/2014(3)	166,401	2,213,139
				218,831	2,903,645
Donald R. Kimble Jr.	—	—	6/3/2014(4)	65,832	915,059
				65,832	915,059
Christopher M. Gorman	—	—	3/1/2014(1)	20,653	272,005
	—	—	3/2/2014(2)	6,813	89,723
	—	—	5/19/2014(3)	105,778	1,406,845
				133,244	1,768,573
Edward J. Burke	—	—	3/1/2014(1)	10,598	139,576
	—	—	3/2/2014(2)	3,740	49,257
	—	—	3/2/2014(5)	6,976	91,870
	—	—	5/19/2014(3)	26,973	358,735
	—	—	5/19/2014(6)	5,721	76,086
				54,008	715,524
Dennis A. Devine	—	—	3/1/2014(1)	8,153	107,373
	—	—	8/27/2014(7)	28,003	381,398
				36,156	488,771
William R. Koehler	273,655	1,242,077	3/1/2014(1)	14,131	186,110
			3/2/2014(2)	3,325	43,789
			3/4/2014(8)	3,081	41,323
			5/19/2014(3)	57,697	767,370
			6/30/2014(9)	13,508	187,756
			6/30/2014(10)	3,415	47,465
				95,157	1,273,813

(1)	Ms. Mooney and Messrs. Gorman, Burke, Devine and Koehler each received a grant of restricted stock units as part of our long-term incentive program on March 1, 2013, one-quarter of which vested on March 1, 2014.

(2)	Ms. Mooney and Messrs. Gorman, Burke, and Koehler each were required to defer a portion of their annual incentive award into restricted stock units on March 2, 2012, one-quarter of which vested on March 2, 2014.

(3)	Ms. Mooney and Messrs. Gorman, Burke, and Koehler each received a grant of cash performance shares as part of our long-term incentive program on May 19, 2011, which were earned based on our performance between 2011 and 2013 and fully vested and were paid in cash on May 19, 2014.

(4)	Mr. Kimble received a grant of restricted stock units on June 3, 2013 in connection with his joining the company, one-third of which vested on June 3, 2014.

(5)	Mr. Burke received a grant of restricted stock units on March 2, 2012 as part of our long-term incentive program, one-quarter of which vested on March 2, 2014.

(6)	Mr. Burke received a grant of restricted stock units on May 19, 2011 as part of our long-term incentive program, one-quarter of which vested on May 19, 2014.

(7)	Mr. Devine received a grant of restricted stock units on August 27, 2012 in connection with his joining the company, one-quarter of which vested on August 27, 2014.

(8)	Mr. Koehler was required to defer a portion of his annual incentive award into restricted stock on March 4, 2011, one-third of which vested on March 4, 2014.

(9)	On June 30, 2014, Mr. Koehler vested in 13,508 shares (including reinvested dividends through December 31, 2014) of an award of restricted stock units granted on March 1, 2013 in connection with his leaving the company. These shares were not paid until January 7, 2015 as a result of the application of Section 409A of the Internal Revenue Code.

(10)	On June 30, 2014, Mr. Koehler vested in 3,415 shares (including reinvested dividends through December 31, 2014) of an award of restricted stock units granted on February 17, 2014 in connection with his leaving the company. These shares were not paid until January 7, 2015 as a result of the application of Section 409A of the Internal Revenue Code.

2014 Pension Benefits Table

The following table presents information about the Named Executive Officers’ participation in KeyCorp’s defined benefit pension plans as of December 31, 2014. Named Executive Officers who have not participated in KeyCorp’s defined benefit pension plans are excluded from this table.

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Beth E. Mooney	Cash Balance Pension Plan	3	48,286	—
	Second Excess Cash Balance Pension Plan	3	92,741	—
Christopher M. Gorman	Cash Balance Pension Plan	18	185,031	—
	Second Excess Cash Balance Pension Plan	18	606,796	—
Edward J. Burke	Cash Balance Pension Plan	13	183,471	—
	Second Excess Cash Balance Pension Plan	13	408,833	—
William R. Koehler	Cash Balance Pension Plan	13	185,035	—
	Second Excess Cash Balance Pension Plan	13	—	—

KeyCorp previously maintained both a qualified Cash Balance Pension Plan (the “Pension Plan”) and a nonqualified Second Excess Cash Balance Pension Plan (the “Excess Plan”) in which employees, including Named Executive Officers, could participate. Credited service for Pension Plan and Excess Plan purposes was frozen as of December 31, 2009. Vesting service, however, continues to accrue.

Pension Plan: Effective December 31, 2009, KeyCorp froze the Pension Plan. Benefits accrued through December 31, 2009 will continue to be credited with interest until the participant commences a distribution of benefits. The Pension Plan’s interest crediting rate is established annually and is based on the rate for 30-year U.S. Treasury securities. For 2014, the Pension Plan’s interest crediting rate was 3.28%. For 2015, the Pension Plan’s interest crediting rate is 3.49%. Participants’ Pension Plan distributions may be made upon the participant’s retirement, termination of employment, or death. Distributions may be made in the form of a single lump sum payment, in the form of an annuity, or in a series of actuarially equivalent installments.

Excess Pension Plan: KeyCorp established the Excess Plan effective January 1, 2005 which was frozen on December 31, 2009. Benefits that accrued through December 31, 2009 continue to be credited with interest until distribution. The Excess Plan’s interest crediting rate is the same as the interest crediting rate for the Pension Plan. To be eligible to receive a distribution from the Excess Plan, a participant must be age 55 or older with a minimum of five years of vesting service. Participants who are involuntarily terminated for reasons other than for cause may receive a distribution of their Excess Plan benefits provided that, at the time of termination, the participant (i) has a minimum of 25 years of vesting service with KeyCorp, and (ii) enters into an employment separation agreement (containing a full release with non-compete and non-solicitation requirements) with us. Distributions are in the form of an annuity or actuarially equivalent installments (unless the participant’s benefit is under $50,000, in which case it is distributed as a single lump sum payment).

 2015 Proxy Statement—Compensation of Executive Officers and Directors

Ms. Mooney and Messrs. Gorman and Burke participate in both the Pension Plan and Excess Plan. Mr.  Koehler is a participant in the Pension Plan and forfeited his balance in the Second Excess Plan in connection with his leaving the company.

2014 Nonqualified Deferred Compensation Table

The following table shows the nonqualified deferred compensation activity for the Named Executive Officers for 2014 under the Deferred Savings Plan. All nonqualified executive contributions and KeyCorp contributions to each plan are also included in current-year compensation presented in the 2014 Summary Compensation Table on page 43 of this proxy statement.

Name	Executive Contributions in Last FY ($)(1)	KeyCorp Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Beth E. Mooney	182,400	182,400	192,566	—	2,696,120
Donald R. Kimble	—	—	—	—	—
Christopher M. Gorman	485,000	116,400	163,393	—	4,328,485
Edward J. Burke	—	—	13,237	—	263,251
Dennis Devine	53,631	53,631	16,289	—	240,140
William R. Koehler	359,712	53,573	146,880	—	2,406,541

(1)	Executive contributions and KeyCorp contributions in the last fiscal year are reflected in the 2014 Summary Compensation Table on page 43 of this proxy statement.

(2)	Aggregate earnings in the last fiscal year are not reflected in the 2014 Summary Compensation Table on page 43 of this proxy statement because the earnings were neither preferential nor above-market. Each of the Named Executive Officers had positive earnings results in 2014 and benefited from the gain in the price of KeyCorp common shares as well as KeyCorp common share dividends since the prior year end.

(3)	The aggregate balances at the last fiscal year-end represent the total ending account balance (employee and company balances) at December 31, 2014 for each Named Executive Officer.

Previously reported Summary Compensation Table values for executive contributions and KeyCorp contributions under rules adopted in 2006 include: Ms. Mooney executive contributions of $1,993,337, and KeyCorp contributions of $622,620; Mr. Gorman executive contributions of $1,445,578, and KeyCorp contributions of $419,159; Mr. Koehler executive contributions of $337,564, and KeyCorp contributions of $149,425; Messrs. Burke and Devine were not Named Executive Officers for the proxy statements filed from 2007 through 2014.

Deferred Savings Plan: KeyCorp maintains the Deferred Savings Plan (“DSP”). Participating employees may defer up to 50% of their base salary and up to 100% of their annual incentive awards (collectively referred to as “participant deferrals”) to the DSP once their compensation for the applicable plan year reaches the IRS compensation limits for the year. Prior to January 1, 2015, eligibility generally was restricted to employees based on salary grade. Effective January 1, 2015, eligibility was expanded to include employees with annualized base salary and annual incentive bonus in excess of the IRS compensation limits for the year; however, the Compensation Committee (or its delegate) has the authority to exclude or include any employee from participation in the plan. We provide participants with an employer match on the first 6% of participant deferrals deferred under the DSP in excess of the IRS compensation limits. Effective January 1, 2015, we amended the DSP so that the employer match may not exceed 6% of the lesser of (i) $500,000 or (ii) the participant’s annual compensation. The employer match is subject to a 3-year vesting requirement. Prior to 2014, the DSP permitted us to make a discretionary profit sharing contribution in an amount, if any, determined annually by KeyCorp’s Board of Directors or its authorized committee. Effective beginning in 2014, the discretionary profit sharing contribution feature was eliminated from the DSP.

Participant deferrals are invested on a bookkeeping basis in investment funds that mirror the funds offered under the 401(k) Savings Plan as well as in an interest-bearing fund. The interest-bearing fund is credited with a monthly interest rate equal to 120% of the applicable long-term federal rate as published by the IRS. Distributions of vested DSP benefits are made upon the employee’s separation from service.

Potential Payments Upon Termination or Change of Control

The following table describes the compensation and benefit enhancements that would be provided to the Named Executive Officers in various scenarios involving a termination of employment, other than compensation and benefits generally available to all salaried employees. The table describes our 2014 equity grant practices. To the extent relevant, prior practices are described in the footnotes.

Termination Event (1)	Severance Pay	Annual Incentive(3)	Stock Options	Restricted Stock Units	Performance Awards	Nonqualified Pension Benefits(7)	Nonqualified Deferred Compensation(8)

Death	None	Forfeited unless employed on payment date	Full vesting; all expire at earlier of 4 years or normal expiration(4)(5)	Full vesting and distribution on remaining vesting dates(4)	Prorata vesting	Full vesting of unvested balance with five years of service	Full vesting of unvested company contributions

Disability	None	Forfeited unless employed on payment date	Full vesting; all expire at earlier of 5 years or normal expiration(4)(5)	Full vesting and distribution on remaining vesting dates(4)	Prorata vesting	Full vesting of unvested balance upon termination	Full vesting of unvested company contributions

Retirement	None	Forfeited unless employed on payment date	Prorata vesting; all expire at earlier of 5 years or normal expiration(5)(6)	Prorata vesting(6)	Prorata vesting	Full vesting of unvested balance	Full vesting of unvested company contributions with three years of service

Limited Circumstances	Up to 52 weeks salary continuation (capped at $520,000 in 2014)	Forfeited unless employed on payment date	Prorata vesting; all expire at earlier of 3 years or normal expiration	Prorata vesting	Prorata vesting	Unvested balance forfeited unless 25 years of service	Full vesting of unvested company contributions

Change of Control Termination	Two times sum of base salary and the target annual incentive (CEO receives a three-times benefit(2) payment equal to 18 months COBRA premiums)	Forfeited unless employed on payment date	Full vesting; all expire at earlier of 2 years or normal expiration	Full vesting	Full vesting	Full vesting of unvested balance	Full vesting of unvested company contributions Payment equal to two additional years of matching contributions under qualified and nonqualified retirement plans(2)

(1)	For purposes of the table above and, where applicable, the following tables, we define:

“Retirement” to mean a Named Executive Officer’s voluntary termination on or after age 55 with 5 years of service;

“Limited Circumstances” as a termination in which a Named Executive Officer becomes entitled to severance benefits under our Separation Pay Plan which generally provides all employees with benefits in the event of a loss of employment due to a reduction in staff. We generally do not provide any Named Executive Officer with severance benefits solely upon an involuntary termination, other than in the context of a change of control. As a result, no information is included about payments or benefits in the event of an involuntary termination without cause; and

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 2015 Proxy Statement—Compensation of Executive Officers and Directors

“Change of Control Termination” as a Named Executive Officer’s involuntary termination or voluntary termination for “good reason”, in each case within two years following a change of control.

(2)	Select executives who had Change of Control Agreements providing for a greater than two-times benefit when we restructured these agreements in 2012 were permitted to retain the greater benefit.

(3)	All employees are eligible to receive a discretionary annual incentive for the year of termination.

(4)	Prior to 2013, unvested awards prorata vested upon death or disability.

(5)	Prior to 2013, vested stock options expired at earlier of 3 years or normal expiration.

(6)	Awards granted in 2013 or later fully vest if employee’s Retirement or Limited Circumstances termination occurs on or after age 60 with 10 years of service after first anniversary of grant.

(7)	Please see the narrative to the Pension Benefits Table for more information about our nonqualified pension plans.

(8)	Please see the narrative to the Nonqualified Deferred Compensation Table for more information about our nonqualified deferred compensation plans.

2014 Post-Termination Tables

The following tables set forth the compensation that would be paid by KeyCorp to the Named Executive Officers assuming a termination of employment and/or Change of Control Termination on December 31, 2014 in the various scenarios outline below. Except as otherwise noted below, the values reported for stock options, restricted stock units and performance awards are based on the closing price of KeyCorp common shares on December 31, 2014 (less the applicable exercise price, the case of stock options).

Beth E. Mooney

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	1,729,538	3,856,203	5,230,862	—	—	10,816,603
Disability	—	—	1,729,538	3,856,203	5,230,862	—	—	10,816,603
Retirement (1)	—	—	1,453,300	1,428,509	5,230,862	—	—	8,112,671
Limited Circumstances (2)	520,000	—	1,453,300	1,428,509	5,230,862	—	—	8,632,671
Change of Control Termination (3)	9,008,905	—	2,187,038	3,856,203	8,352,601	—	540,000	23,944,747

(1)	Ms. Mooney is retirement eligible and therefore would receive prorata vesting treatment on all unvested, outstanding equity awards. Ms. Mooney is also fully vested in all retirement and/pension benefits, so there would be no accelerated value associated with a termination.

(2)	In the event of a termination under limited circumstances, Ms. Mooney would be entitled to salary continuation of the maximum amount allowed under the KeyCorp Separation Pay Plan.

(3)	Ms. Mooney is entitled to receive three times the sum of her base salary and target annual incentive plus annual COBRA medical premiums as a result of a Change of Control Termination.

Donald R. Kimble

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	22,357	2,386,353	182,590	—	—	2,591,300
Disability	—	—	22,357	2,386,353	182,590	—	—	2,591,300
Retirement (1)	—	—	—	—	—	—	—	—
Limited Circumstances (2)	334,615	—	4,657	1,970,026	182,590	—	—	2,491,888
Change of Control Termination (3)	2,415,936	—	22,357	2,386,353	657,344	—	144,000	5,625,990

(1)	Mr. Kimble is not retirement eligible and therefore all unvested, outstanding equity awards would be forfeited.

(2)	In the event of a termination under limited circumstances, Mr. Kimble would be entitled to salary continuation in the amount equal to 29 weeks of base salary as defined under the KeyCorp Separation Pay Plan.

(3)	Mr. Kimble is entitled to receive two times the sum of his base salary and target annual incentive plus annual COBRA medical premiums as a result of a Change of Control Termination.

Christopher M. Gorman

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)(1)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	1,271,569	1,948,355	2,633,855	606,796	—	6,460,575
Disability	—	—	1,271,569	1,948,355	2,633,855	606,796	—	6,460,575
Retirement (2)	—	—	—	—	—	—	—	—
Limited Circumstances (3)	520,000	—	851,911	760,512	2,633,855	—	—	4,766,278
Change of Control Termination (4)	5,722,307	—	1,271,569	1,948,355	4,168,422	606,796	228,000	13,945,449

(1)	Mr. Gorman would receive accelerated vesting and payment of his outstanding Second Excess Cash Balance Pension Plan in the event of death, disability or a change of control termination.

(2)	Mr. Gorman is not retirement eligible and therefore all unvested, outstanding equity awards would be forfeited.

(3)	In the event of a termination under limited circumstances, Mr. Gorman would be entitled to salary continuation of the maximum amount allowed under the KeyCorp Separation Pay Plan.

(4)	Mr. Gorman is entitled to receive three times the sum of his base salary and target annual incentive plus annual COBRA medical premiums as a result of a Change of Control Termination.

Edward J. Burke

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)(1)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	249,516	1,706,948	616,479	—	—	2,572,943
Disability	—	—	249,516	1,706,948	616,479	—	—	2,572,943
Retirement (1)	—	—	203,155	570,149	616,479	—	—	1,389,783
Limited Circumstances (2)	520,000	—	203,155	1,107,805	616,479	—	—	2,447,439
Change of Control Termination (3)	4,824,915	—	309,306	1,729,981	953,449	—	192,000	8,009,651

(1)	Mr. Burke is retirement eligible and therefore would receive prorata vesting treatment on all unvested, outstanding equity awards. Mr. Burke is also fully vested in all retirement and/pension benefits, so there would be no accelerated value associated with a termination.

(2)	In the event of a termination under limited circumstances, Mr. Burke would be entitled to salary continuation of the maximum amount allowed under the KeyCorp Separation Pay Plan. The amounts reported for Mr. Burke include the full value of the additional long-term incentive granted to him on February 17, 2014, which is described in footnote 3 to the Grants of Plan-Based Awards Table, and in which he is entitled to continue vesting under a Limited Circumstances termination.

(3)	Mr. Burke is entitled to receive three times the sum of his base salary and target annual incentive plus annual COBRA medical premiums as a result of a Change of Control Termination.

 2015 Proxy Statement—Compensation of Executive Officers and Directors

Dennis A. Devine

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	58,985	1,514,252	187,108	—	—	1,760,345
Disability	—	—	58,985	1,514,252	187,108	—	—	1,760,345
Retirement (1)	—	—	—	—	—	—	—	—
Limited Circumstances (2)	317,308	—	39,440	1,135,427	187,108	—	—	1,679,283
Change of Control Termination (3)	2,314,358	—	58,985	1,514,252	419,776	—	138,000	4,445,371

(1)	Mr. Devine is not retirement eligible and therefore all unvested, outstanding equity awards would be forfeited.

(2)	In the event of a termination under limited circumstances, Mr. Devine would be entitled to salary continuation in the amount equal to 30 weeks of base salary as defined under the KeyCorp Separation Pay Plan.

(3)	Mr. Devine is entitled to receive two times the sum of his base salary and target annual incentive plus annual COBRA medical premiums as a result of a Change of Control Termination.

William R. Koehler

The following table reflects the amounts actually provided to Mr. Koehler in connection with his departure from KeyCorp effective June 30, 2014:

Salary Continuation ($)(1)	Annual Incentive ($)(2)	Stock Options ($)(3)	Restricted Stock Units ($)(4)	Performance Awards ($)(5)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)(6)	Totals ($)
866,398	375,000	397,010	235,221	1,186,294	—	2,406,541	5,466,464

(1)	Reflects the amount provided to Mr. Koehler through salary continuation, lump sum payment and paid time off accrued in connection with his leaving the company as of June 30, 2014.

(2)	Reflects the annual incentive cash award provided to Mr. Koehler based on his prorated annual target.

(3)	The intrinsic value of all prorata vested stock options as of June 30, 2014.

(4)	The value of all restricted stock units vested at the time of Mr. Koehler’s departure as of December 31, 2014.

(5)	The target value of all prorata vested performance awards to be distributed as cash at a future date as of December 31, 2014.

(6)	Reflects the December 31, 2014 closing balance under the Deferred Savings Plan.

Directors’ Compensation

Consistent with our philosophy of aligning the economic interests of our directors and shareholders, directors’ compensation, paid to each non-employee director of KeyCorp, consists of: (i) a cash retainer and (ii) stock-based compensation, referred to as “deferred shares.” Ms. Mooney, as an employee of KeyCorp, does not receive any compensation for her service as a director. Annually, the Nominating and Corporate Governance Committee reviews the amount and form of directors’ compensation payable to KeyCorp directors in comparison to directors’ compensation payable at bank holding companies in our Peer Group (identified on page 38 of this proxy statement). The Nominating and Corporate Governance Committee reports the results of its annual review to the full Board and recommends to the full Board changes, if any, in directors’ compensation. For 2015, the Nominating and Corporate Governance Committee recommended and the Board approved increases in the amount of the director’s annual cash retainer and award of deferred shares in light of peer practices and market trends for director compensation. The annual cash retainer payable to the Lead Director and the Chairs of the Audit and Risk Committees also were adjusted in light of the increasing responsibilities of those roles. Director compensation for 2014 and 2015 is described in the following table:

Annual Compensation Element	2014 ($)	2015 ($)
Cash Retainer	40,000	50,000
Deferred Share Award	80,000	90,000
Risk Committee Chair	15,000	20,000
Audit Committee Chair	15,000	20,000
Nominating and Corporate Governance Committee Chair	10,000	10,000
Compensation & Organization Committee Chair	15,000	15,000
Lead Director	25,000	40,000

Per Meeting Compensation Element	2014 ($)	2015 ($)
Per Board and Committee Meeting (Live Meeting)	1,500	1,500
Per Board and Committee Meeting (Telephonic)	1,000	1,000

Deferral of Cash Retainer: Directors may elect to defer payment of all or a portion of their cash retainer to a future date. Under the Directors’ Deferred Share Sub-Plan, the deferred cash retainer is converted into deferred shares that are payable in KeyCorp common shares on the specified deferral date.

Deferred Shares: The Board has determined that no less than 50% (in value) of the Board’s compensation should be equity compensation in order to more closely align the economic interests of directors and shareholders. Other than Ms. Mooney, each director receives an annual award of deferred shares consisting of restricted stock units under the Directors’ Deferred Share Sub-Plan. Each grant is subject to a minimum three-year deferral period, which is accelerated upon a director’s separation from the Board. The deferred shares are paid 50% in KeyCorp common shares and 50% in cash based on the value of a KeyCorp common share on the earlier of the last day of the deferral period or the date of the director’s separation from the Board.

Directors may elect to further defer the payment of any award of deferred shares beyond three years. If a further deferral election is made, 100% of these further deferred shares are paid in the form of KeyCorp common shares. Payment is not made on any further deferred shares until the designated deferral date, which may be beyond the director’s separation from the Board.

 2015 Proxy Statement—Compensation of Executive Officers and Directors

2014 Director Compensation Table

The following table sets forth information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Edward P. Campbell (3)	35,167	—	35,167
Joseph A. Carrabba	94,000	79,993	173,993
Charles P. Cooley	68,000	79,993	147,993
Alexander M. Cutler	111,500	79,993	191,493
H. James Dallas	97,000	79,993	176,993
Elizabeth R. Gile	79,000	79,993	158,993
Ruth Ann M. Gillis	108,500	79,993	188,493
William G. Gisel, Jr.	61,000	79,993	140,993
Richard J. Hipple	64,000	79,993	143,993
Kristen L. Manos	67,000	79,993	146,993
Demos Parneros	60,500	79,993	140,493
Barbara R. Snyder	60,000	79,993	139,993
David K. Wilson	32,000	—	32,000

(1)	Amounts reported in the “Fees Earned or Paid in Cash” column includes fees for service as chair of a Board committee during 2014 as follows: Joseph A. Carrabba, Compensation Committee chair; H. James Dallas, Risk Committee chair; and Ruth Ann M. Gillis, Audit Committee chair. For Alexander M. Cutler, the amount reported in the “Fees Earned or Paid in Cash” column includes fees for his service during 2014 as chair of the Nominating and Corporate Governance Committee and as Lead Director.

(2)	Amounts reported in the Stock Awards column represent the aggregate grant date fair value of the stock awards granted during the year computed in accordance with applicable accounting guidance. The accounting assumptions used in calculating the grant date fair value are presented in Note 15 to the Consolidated Financial Statements of our 2014 Annual Report. On May 22, 2014, Mss. Gile, Gillis, Manos, and Snyder, and Messrs. Carrabba, Cooley, Cutler, Dallas, Gisel Jr., Hipple, and Parneros, each received a grant of 6,019 fully vested deferred shares at a fair market value of $80,000 rounded down to the nearest whole share. One-half of this deferred share award is payable in shares and one-half of this award is payable in cash on the third anniversary of the grant date unless they have elected to defer payment.

(3)	Mr. Campbell retired from the Board on May 21, 2014. At the time of his retirement, his outstanding deferred share awards vested in full. He did not receive a grant of deferred shares in 2014.

Audit Matters

Ernst & Young’s Fees

The following is a summary and description of fees billed for services provided by our independent auditor, Ernst & Young, for fiscal years 2014 and 2013.

Services	2014 ($)	2013 ($)
Audit Fees (1)	6,653,000	5,763,000
Audit-Related Fees (2)	910,000	703,000
Tax Fees (3)	490,000	554,000
All Other Fees (4)	32,000	1,243,000
Total	8,085,000	8,263,000

(1)	Aggregate fees billed for professional services in connection with the integrated audit of KeyCorp’s annual financial statements for the years ended December 31, 2014 and 2013, respectively, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2014 and 2013, respectively, and respective audits of KeyCorp subsidiaries for fiscal years 2014 and 2013.

(2)	Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of KeyCorp’s financial statements and are not reported as “audit fees” above. These services consisted of attestation and compliance reports in 2014 and 2013.

(3)	Aggregate fees billed for tax services. These services consisted of tax compliance services provided to certain investment funds managed by KeyCorp and tax compliance services provided to certain domestic and foreign subsidiaries of KeyCorp in 2014 and 2013.

(4)	Aggregate fees billed for products and services other than those described above. These products and services consisted of permitted advisory services in 2014 and 2013. For 2013, these services included support for KeyCorp’s development of its recovery and resolution plan required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Pre-Approval Policies and Procedures

The Audit Committee’s pre-approval policies and procedures are located on page 69 of this proxy statement.

Audit Committee Independence and Financial Experts

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Charles P. Cooley, Ruth Ann M. Gillis, and Kristen L. Manos are its members. The Board of Directors has determined that Mr. Cooley and Ms. Gillis each qualify as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K, and that all members of the Audit Committee are “independent” as that term is defined in Section 303A.02 of the New York Stock Exchange’s listing standards.

Audit Committee Report

The Audit Committee of the KeyCorp Board of Directors is composed of three non-employee directors and operates under a written charter adopted by the Board of Directors. The Committee annually selects KeyCorp’s independent auditors, subject to shareholder ratification.

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit KeyCorp’s financial statements. The independent audit firm is responsible for performing an independent audit of KeyCorp’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for KeyCorp’s internal controls and financial reporting process.

Annually, the Audit Committee considers the results of an evaluation of the qualifications, experience, candor, independence, objectivity and professional skepticism of the independent external auditor in determining whether to retain the firm for the next fiscal year. The evaluation is led by KeyCorp’s Chief Risk Review Officer, who reports directly to the Audit Committee. The Audit Committee oversees the audit fees negotiations associated with KeyCorp’s retention of the independent auditor and has the sole authority to approve the audit fees. In accordance with rules of the Securities and Exchange Commission, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to KeyCorp. In conjunction with this five-year mandated rotation of the Audit Firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the independent auditor’s new lead engagement partner. Ernst & Young has been retained as KeyCorp’s independent external auditor continuously since the 1994 merger of KeyCorp and Society Corporation. Each of KeyCorp and Society Corporation had retained Ernst & Young prior to the 1994 merger. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as KeyCorp’s independent external auditor is in the best interests of KeyCorp and its investors.

In fulfilling its oversight responsibility, the Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Committee. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Committee’s oversight assure that the audit of KeyCorp’s financial statements has been carried out in accordance with generally accepted auditing standards or that the audited financial statements are presented in accordance with generally accepted accounting principles.

The Committee has reviewed and discussed the audited financial statements of KeyCorp for the year ended December 31, 2014 (“Audited Financial Statements”) with KeyCorp’s management. In addition, the Committee has discussed with Ernst & Young the matters required by the Public Company Accounting Oversight Board’s Auditing Standard No. 16. The Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and the Committee has discussed with Ernst & Young its independence from KeyCorp.

Based on the foregoing review and discussions and relying thereon, the Committee recommended to KeyCorp’s Board of Directors the inclusion of the Audited Financial Statements in KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2014 that was filed with the Securities and Exchange Commission.

Audit Committee of the KeyCorp Board of Directors:

Ruth Ann M. Gillis (Chair)

Charles P. Cooley

Kristen L. Manos

PROPOSAL TWO: Ratification of Independent Auditor

The Audit Committee of the Board of Directors of KeyCorp has appointed Ernst & Young LLP (“Ernst & Young”) as KeyCorp’s independent auditor to examine the financial statements of KeyCorp and its subsidiaries for the year 2015. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young.

A representative of Ernst & Young will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young as KeyCorp’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

Vote Required

Approval of this proposal will require the affirmative vote of a majority of the KeyCorp common shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that our shareholders vote “FOR” the ratification of this appointment.

PROPOSAL THREE: Advisory Approval of KeyCorp’s Executive Compensation

KeyCorp’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers at this Annual Meeting as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act. At the 2011 Annual Meeting of Shareholders, shareholders were asked to recommend how often they should be given the opportunity to cast this advisory vote. The shareholders overwhelmingly voted for an annual advisory vote on executive compensation and the Board approved this choice. The next shareholder vote on the frequency of future votes on Named Executive Officer compensation will occur at our 2017 Annual Meeting of Shareholders.

The vote on the compensation of our Named Executive Officers will not be binding on or overrule any decisions by KeyCorp’s Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of KeyCorp’s shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, as described in the Compensation Discussion and Analysis section beginning on page 24 of this proxy statement, the Compensation Committee has taken into account the results of previous votes on this issue in considering executive compensation arrangements and will take into account the outcome of this year’s vote when considering such arrangements in the future.

This advisory proposal was approved by approximately 96% of the KeyCorp common shares represented at the 2014 Annual Meeting of Shareholders. As discussed in the Compensation Discussion and Analysis section beginning on page 24 of this proxy statement, the Compensation Committee believes that the compensation of our Named Executive Officers for 2014 is reasonable and appropriate in light of the 2014 performance of the company, is consistent with our pay-for-performance compensation philosophy, and helps to ensure the alignment of management’s interests with our shareholders’ interests to support long-term value creation.

The Board of Directors has determined that the best way to allow shareholders to vote on KeyCorp’s executive compensation is through the following resolution:

RESOLVED, that the shareholders approve on an advisory basis KeyCorp’s Named Executive Officer compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

Vote Required

Approval of this proposal will require the affirmative vote of a majority of the KeyCorp common shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that our shareholders vote “FOR” this proposal.

PROPOSAL FOUR: Shareholder Proposal Seeking to Separate the Chairman and Chief Executive Officer Roles

The following proposal was submitted for inclusion in this proxy statement by Mr. Gerald R. Armstrong, 621 Seventeenth Street, No. 2000; Denver, Colorado, 80293-2001; telephone number: 303-355-1199. Mr. Armstrong owns 20,080 KeyCorp common shares. In accordance with rules of the Securities and Exchange Commission, the text of Mr. Armstrong’s resolution and supporting statement appear below, printed verbatim from his submission. The Board of Directors recommends a vote “AGAINST” this proposal.

RESOLUTION

That the shareholders of KEYCORP request its Board of Directors to adopt a policy, and amend the by-laws as necessary, to require the Chairman of the Board of Directors be an independent member of the Board of Directors.

This policy should not be implemented to violate any contractual obligation and should specify: (a) how to select a new “independent” chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as chairman.

STATEMENT

The proposal’s proponent, a longterm shareholder of KEYCORP, caused the declassification of KEYCORP’s director terms from three years to one year and the elimination of its super-majority voting requirements.

In the 2012 annual meeting, he presented this proposal and shareholders strongly supported it voting 389,063,993 shares (54% of shares voted) worth $2,879,973,548.20 on the meeting date, in its favor.

Instead of adoption, our Board increased the duties of the “Lead Director” —a person who heads Eaton Corporation pic as its Chairman and Chief Executive Officer and is governed by tax codes of Ireland (this is known as “corporate income tax inversion”). The proponent does not believe this action is beneficial to shareholder interests and notes objections to a proposed “tax inversion” by Walgreen Co. (08/07/2014 The Wall Street Journal).

The “over-reaching” by one person serving in dual capacities of Chairman and Chief Executive Officer became apparent at TARGET CORPORATION as its Chairman and President who had been challenged to maintain market share fell after cyber security breaches exposed massive amounts of credit card data of 40,000,000 card holders and personal information of 70,000,000 persons causing significant losses to customers, shareholders and banks providing credit/debit cards. The American Banker (2/10/2014) estimated “Costs to Banks $172,000,000 and Rising.” Undoubtedly, this includes costs to KeyBank and our shareholders.

Does the Board of KEYCORP handle issues differently than Target’s board? Please note both had one person serving as Chairman and Chief Executive Officer and the same accounting firm. Eaton Corporation plc also has just one person serving in the dual capacities as KeyCorp and retaining the same firm of accountants from the same offices in Cleveland.

A recent study found that, worldwide, companies are routinely separating the positions of chairman and CEO. In 2009, less than 12 percent of incoming CEOs were also made chairman compared with 48% in 2002 (CEO Succession 2000-2009: A decade of Convergence and Compression, Booz & Co., Summer, 2010).

Norges Bank Investment Management, has stated in support of a similar proposal:

“The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board.”

If you agree, please vote “FOR” this proposal.

Board of Directors Recommendation and Statement

The Board of Directors has carefully reviewed the proposal and recommends that the shareholders vote AGAINST it. The Board believes that independent Board leadership is important and that it should have the flexibility to consider all relevant factors and select the most appropriate leadership structure for the Company’s circumstances at any given time. The current Board leadership structure and practices provide for robust independent Board leadership and oversight of management.

The Board believes that KeyCorp should maintain the flexibility to separate or combine the Chairman and Chief Executive Officer roles instead of adopting this shareholder proposal’s “one-size-fits-all” approach. Although the Board currently believes that it is in the best interests of KeyCorp and its shareholders to combine the Chairman and Chief Executive Officer roles, the Board has and will continue to evaluate this structure on an annual basis to assure that it continues to be appropriate. In this regard, our Code of Regulations (bylaws) provides the Board with flexibility to separate or combine the roles of Chairman and Chief Executive Officer as it deems appropriate from time to time and on a case-by-case basis.

Our Board is committed to robust independent Board leadership. The Board’s independent leadership and oversight responsibilities are realized through the guidance of our independent Lead Director, through our independent Board committee chairs, and through the full involvement of each of our twelve independent directors. KeyCorp’s independent directors have elected Alexander M. Cutler, who has served on the Board since 2000, as the Board’s independent Lead Director for 2015. Among his specific responsibilities, the independent Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serves as liaison between the Chairman and the independent directors;

•	approves information sent to the Board;

•	approves meeting agendas for the Board;

•	approves meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors;

•	if requested by major shareholders, is available for consultation and direct communication;

•	is in frequent contact with the Chairman with respect to major issues and strategic opportunities before KeyCorp and any significant actions contemplated by KeyCorp, which are discussed with the Lead Director at an early stage;

•	after consultation with other independent directors, retains independent consultants to the Board;

•	interviews all candidates for election to the Board;

•	oversees changes to the composition of Board committees;

•	assists the Board and management in assuring compliance with applicable securities laws and fiduciary duties to shareholders;

•	oversees initiatives to implement improvements to KeyCorp’s governance policies and the Corporate Governance Guidelines;

•	serves as a focal point for independent committee Chairs and provides guidance, coordination, and advice for the committees;

•	together with the Chair of the Compensation Committee, facilitates the evaluation of the performance of KeyCorp’s Chief Executive Officer; and

•	is available for additional duties as they may arise.

The Lead Director seeks input from independent directors with respect to items to be included on the agenda for each Board meeting and provides feedback from the independent directors while engaging in the agenda-building process.

Annually, in connection with the annual election of the Lead Director, the independent directors assess the effectiveness of the Lead Director and provide important feedback on the performance of the Lead Director’s specified responsibilities. The formal evaluation process is led by a member of the Nominating and Corporate Governance Committee, with the Lead Director excused from participation.

Each standing committee of the Board is chaired by an independent director and consists solely of independent directors. Our independent directors have extensive corporate governance and leadership experience, and many have significant public company experience. The average tenure of our Board members is 5.5 years. We added two new directors during 2014 and, including the director nominees being considered at this Annual Meeting, we have added a total of eight new directors since 2010.

In 2011, the Board elected Beth Mooney as KeyCorp’s Chairman and Chief Executive Officer. The Board believes that KeyCorp has been well served by Ms. Mooney’s combined role as Chairman and Chief Executive Officer. Ms. Mooney’s combined leadership role has allowed her to set the overall tone and direction for KeyCorp, maintain consistency in the internal and external communication of our strategic and business priorities, and have primary responsibility for managing KeyCorp’s operations. Our many conversations between our directors and our shareholders regarding their views on Board leadership and independent oversight have confirmed our view that a strong, effective Lead Director, like Mr. Cutler, and a primarily independent Board provides the independent leadership necessary to balance the combined Chairman and Chief Executive Officer role and, with the formal and informal mechanisms we have in place, results in the Board effectiveness and efficiency that our shareholders expect.

The Board annually (or more often if a new Chief Executive Officer is selected) considers KeyCorp’s leadership structure in light of KeyCorp’s size, the nature of its business, the regulatory framework in which it operates, and the leadership structure of its peers. As a large financial institution subject to significant regulation, KeyCorp—now more than ever in this era of heightened and increasing regulatory expectations—must communicate swiftly and consistently with our stakeholders, including our regulators. We believe that swift and consistent communication is significantly furthered if KeyCorp’s leadership, in the person of our Chairman and Chief Executive Officer, speaks as a single voice on behalf of both the Board and management.

Our ongoing dialogue with our shareholders reinforces our belief that the Board should maintain the flexibility to separate or combine the Chairman and Chief Executive Officer roles. Accordingly, we believe that this shareholder proposal’s “one-size-fits-all” approach to board leadership is not in the best interests of KeyCorp and its shareholders and for these reasons, the Board recommends that shareholders vote AGAINST this shareholder proposal.

Vote Required

Approval of this shareholder proposal will require the affirmative vote of a majority of the KeyCorp common shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that our shareholders vote “AGAINST” this proposal.

General Information about the Annual Meeting

Matters to Be Presented

KeyCorp’s Board of Directors is not aware of any other matter to be presented at the Annual Meeting except those described in this proxy statement. If any other matter is properly brought before the Annual Meeting, the individuals you have authorized to vote your shares will vote on your behalf using their best judgment.

How Votes Will Be Counted

Each KeyCorp common share is entitled to one vote on each matter to be considered at the Annual Meeting.

To transact business at the Annual Meeting, a majority of KeyCorp’s outstanding common shares must be present in person or by proxy. This is known as a quorum. If you return a valid proxy, your shares will be counted for determining if a quorum is present at the Annual Meeting.

You may vote “FOR” or “AGAINST,” or choose to “ABSTAIN” from voting for, each nominee for the Board of Directors and for each of the other proposals. Generally, choosing to “ABSTAIN” from a vote is counted as a vote “AGAINST” a particular proposal. However, a vote to “ABSTAIN” from the election of any director (as in Proposal One of this proxy statement) will not be counted as a “FOR” or “AGAINST” vote. Even if you choose to “ABSTAIN” on any or every proposal, your shares will still be counted toward the quorum.

If you hold your shares through a broker, your broker’s ability to vote your shares for you is governed by the rules of the New York Stock Exchange. Without your specific instruction, a broker or other nominee may only vote your shares on routine proposals. Your broker will submit a proxy card on your behalf but leave your shares unvoted on non-routine proposals—this is known as a “broker non-vote.” Your broker will not vote Proposals One (Election of Directors), Three (Advisory Approval of KeyCorp’s Executive Compensation), and Four (Shareholder Proposal Seeking to Separate the Chairman and Chief Executive Officer Roles), which the New York Stock Exchange considers “non-routine” proposals. Non-votes will not be counted “FOR” or “AGAINST” these proposals. Proposal Two is a routine matter on which your broker will vote without your instruction.

To ensure your shares are voted at the meeting, you are urged to provide your proxy instructions promptly by telephone, online, or by mailing your signed proxy card in the enclosed envelope. KeyCorp common shares represented by properly executed proxy cards, online instructions, or telephone instructions will be voted as you direct. If you do not vote at all on an otherwise properly-executed proxy card or your properly submitted online instruction gives no voting direction whatsoever, the proxies will vote your shares “FOR” the election of the nominees named herein as directors (Proposal One), “FOR” the ratification of the appointment of Ernst & Young as our independent auditors for the fiscal year ending December 31, 2015 (Proposal Two), “FOR” advisory approval of KeyCorp’s executive compensation (Proposal Three), and “AGAINST” the shareholder’s proposal seeking to separate the Chairman and Chief Executive Officer roles (Proposal Four).

Revoking a Proxy

If you have submitted your proxy and would like to revoke it, you may do so any time before your shares are voted at the Annual Meeting by: (i) filing a notice with the Secretary of KeyCorp revoking your proxy, (ii) filing a new, subsequently dated proxy (whether by proxy card, online, or telephone), or (iii) by attending the Annual Meeting and electing to vote your shares in person. Your presence at the Annual Meeting alone will not revoke your proxy.

Cost of Proxy Solicitation

KeyCorp will pay for preparing, printing, and mailing these proxy materials. Officers and employees of KeyCorp and its subsidiaries may solicit the return of proxies, but will not receive additional compensation for those efforts. KeyCorp has engaged D.F. King to assist in the solicitation of proxies at an anticipated cost of $14,000 plus expenses. KeyCorp will request that brokers, banks, custodians, nominees, and other fiduciaries send proxy materials to all beneficial owners and upon request will reimburse them for their expenses. Solicitations may be made by mail, telephone, or other means.

Attending the Annual Meeting

In Person

If you attend the Annual Meeting in person, you will be asked to present photo identification (such as a state-issued driver’s license) and proof that you own KeyCorp common shares before entering the meeting. If you are a holder of record, the top half of your proxy card or your Notice of Internet Availability is your admission ticket. If you hold shares in street name (through a bank or broker, for example), a recent brokerage statement or a letter from your broker or bank showing your holdings of KeyCorp common shares is proof of ownership. If you want to vote shares that you hold in street name in person at the Annual Meeting, you must bring a legal proxy in your name from the broker, bank, or other nominee that holds your shares.

Online Access

The Annual Meeting will be webcast live on our website: www.key.com/ir. Please visit the website before the meeting starts to determine if you need additional software to view the webcast.

Additional Information

Proxy Statement Proposals for the 2016 Annual Meeting of Shareholders

The deadline for shareholders to submit proposals under the provisions of Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for the 2016 Annual Meeting of Shareholders is December 10, 2015.

Other Proposals and Director Nominations for the 2016 Annual Meeting of Shareholders

KeyCorp’s Code of Regulations sets an advance notice procedure for director nominations and for proposals a shareholder wishes to present directly at an annual meeting (rather than submitting for inclusion in our proxy statement under Rule 14a-8). Shareholder proposals submitted outside of Rule 14a-8 for the 2016 Annual Meeting of Shareholders must be received by the Secretary of KeyCorp no less than 60 and no more than 90 days before the meeting. Article I, Section 8 of KeyCorp’s Code of Regulations specifies the information and statements that must be included in any shareholder proposal. The KeyCorp proxy relating to the 2016 Annual Meeting of Shareholders will give the proxy holders the discretion to vote or not vote on proposals submitted outside the Rule 14a-8 process that do not comply with the requirements in KeyCorp’s Code of Regulations.

Shareholders who wish to nominate a person for election as a director of KeyCorp at an annual meeting must strictly comply with the requirements of Article II, Section 2(b) of KeyCorp’s Code of Regulations, including providing notice to the Secretary of KeyCorp not less than 60 nor more than 90 days prior to the meeting. Article II, Section 2(b) of KeyCorp’s Code of Regulations specifies the information and statements that must be included in any shareholder recommendation.

A copy of our Code of Regulations was attached as Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the Securities and Exchange Commission and available through its website (www.sec.gov). Upon written request to the Secretary of KeyCorp, KeyCorp will provide any shareholder, without charge, a copy of the procedures governing shareholder proposals or the nomination of directors.

Shareholder nominations or proposals should be submitted to the Secretary of KeyCorp at KeyCorp’s corporate headquarters at 127 Public Square, Cleveland, Ohio 44114. The Secretary will direct the materials to the Chair of the Nominating and Corporate Governance Committee.

Eliminating Duplicative Proxy Materials

A single Notice of Internet Availability of Proxy Materials or a single copy of our 2014 Annual Report on Form 10-K and this proxy statement will be delivered to multiple shareholders who live at the same address. If you live at the same address as another shareholder and would like to receive your own copy of the Notice of Internet Availability of Proxy Materials, 2014 Annual Report, or this proxy statement, please contact KeyCorp’s transfer agent, Computershare Investor Services, LLC, by telephone at (800) 539-7216 or by writing to Computershare at P.O. Box 43078, Providence, Rhode Island 02940-3078. A separate copy of the Notice of Internet Availability of Proxy Materials, or of our 2014 Annual Report and this proxy statement, will be delivered to you promptly and without charge.

If you live at the same address as another shareholder and are receiving multiple copies of our proxy materials, please contact Computershare at the telephone number or address above if you only want to receive one copy of those materials.

Annual Report

KeyCorp will provide without charge to each beneficial holder of KeyCorp common shares on the record date, upon written request of any such person, a copy of KeyCorp’s annual report on Form 10-K for the fiscal year ended December 31, 2014 as filed with the Securities and Exchange Commission. Any such request should be made in writing to the Secretary of KeyCorp at KeyCorp’s corporate headquarters at 127 Public Square, Cleveland, Ohio 44114.

Policy Statement on Independent Auditing Firm’s Services and Related Fees

The Audit Committee is responsible for the annual engagement of an independent auditing firm for audit and audit-related services and for pre-approval of any tax or other services to be provided by such firm, and for approval of all fees paid to the independent auditing firm.

Audit services encompass audits of subsidiary companies and include not only those services necessary to perform an audit or review in accordance with generally accepted auditing standards, but also those services that only the independent auditing firm can reasonably provide such as comfort letters, statutory audits, consents and assistance with and review of Securities and Exchange Commission filings, and consultation concerning financial accounting and reporting standards.

Audit-related services include those services performed in the issuance of attestation and compliance reports; issuance of internal control reports; and due diligence related to mergers and acquisitions. The nature of audit-related services is such that they do not compromise the audit firm’s independence and it is impractical and cost inefficient to engage firms other than that of the independent auditors for such services.

Any audit-related, tax or other services not incorporated in the scope of services preapproved at the time of the approval of the annual audit engagement, and that are proposed subsequent to that approval, require the pre-approval of the Audit Committee which may be delegated to the committee chair, whose action on the request shall be reported at the next meeting of the full committee. Audit-related, tax and other services incorporated in the scope of services pre-approved at the time of the approval of the annual audit engagement, and which are recurring in nature, do not require recurring pre-approvals.

Even though pre-approved, all audit-related, tax and other services performed during each calendar quarter by KeyCorp’s independent audit firm, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

The foregoing procedures apply to retention of the independent auditing firm for KeyCorp and all consolidated affiliates. All services of any nature provided by KeyCorp’s independent auditing firm to entities affiliated with but unconsolidated by KeyCorp, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

This policy statement is based on four guiding principles: KeyCorp’s independent auditing firm should not (1) audit its own work; (2) serve as a part of management; (3) act as an advocate of KeyCorp; or (4) be a promoter of KeyCorp’s stock or other financial interests. Accordingly, the following is an illustrative but not necessarily exhaustive list of proscribed services that may not be provided to KeyCorp by its independent auditing firm:

•	Bookkeeping or other services related to the accounting records or financial statements;

•	Financial information systems design and development;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions including human resources searches;

•	Broker-dealer, investment adviser or investment banking services;

•	Legal services;

•	Expert services unrelated to the audit;

•	Executive tax return preparation, including such work for expatriates; and

•	Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

001CSN1AD6

PLEASE PRESENT THIS NOTICE AS YOUR ADMISSION TICKET IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING.
Vote by Internet • Go to www.envisionreports.com/key • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

KeyCorp Shareholder Meeting to be Held on May 21, 2015

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This is not a ballot. You cannot use this notice to vote. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2015 Proxy Statement and the 2014 Annual Report on Form 10-K are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/key to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 11, 2015 to facilitate timely delivery.

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                                 01ZWCD

Shareholder Meeting Notice

The KeyCorp Annual Meeting of Shareholders will be held on May 21, 2015 at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, at 8:30 a.m., local time.

For directions, please call (216) 689-4221.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4:

1.	Election of Directors: the nominees of the Board of Directors whose term of office will expire in 2016 are:
Bruce D. Broussard, Joseph A. Carrabba, Charles P. Cooley, Alexander M. Cutler, H. James Dallas, Elizabeth R. Gile, Ruth Ann M. Gillis, William G. Gisel, Jr., Richard J. Hipple, Kristen L. Manos, Beth E. Mooney, Demos Parneros, Barbara R. Snyder, and David K. Wilson.
2.	Ratification of the appointment of independent auditor Ernst & Young LLP for the fiscal year ending December 31, 2015.
3.	Advisory approval of executive compensation.
4.	Shareholder proposal seeking to separate the Chairman and Chief Executive Officer roles.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

g	Internet – Go to www.envisionreports.com/key. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g	Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g	Email – Send email to investorvote@computershare.com with “Proxy Materials KeyCorp” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 11, 2015.

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may vote using one of the methods outlined below.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

12:00 a.m., Eastern Time, on May 21, 2015.

Vote by Internet • Go to www.envisionreports.com/key • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Election of Directors	B	Proposals

The Board of Directors recommends a vote FOR the listed nominees. 1. Nominees:						The Board of Directors recommends a vote FOR Proposal 2.	For	Against	Abstain	+
	For	Withhold		For	Withhold	2. Ratification of the appointment of independent auditor.	☐	☐	☐
01 - Bruce D. Broussard	☐	☐	02 - Joseph A. Carrabba	☐	☐
03 - Charles P. Cooley	☐	☐	04 - Alexander M. Cutler	☐	☐	The Board of Directors recommends a vote FOR Proposal 3. 3. Advisory approval of executive compensation.	For ☐	Against ☐	Abstain ☐
05 - H. James Dallas	☐	☐	06 - Elizabeth R. Gile	☐	☐
07 - Ruth Ann M. Gillis	☐	☐	08 - William G. Gisel, Jr.	☐	☐	The Board of Directors recommends a vote AGAINST Proposal 4.	For ☐	Against ☐	Abstain ☐
09 - Richard J. Hipple	☐	☐	10 - Kristen L. Manos	☐	☐	4. Shareholder proposal seeking to separate the Chairman and Chief Executive Officer roles.
11 - Beth E. Mooney	☐	☐	12 - Demos Parneros	☐	☐

13 - Barbara R. Snyder	☐	☐	14 - David K. Wilson	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — KeyCorp	+

Proxy Solicited on Behalf of the Board of Directors of KeyCorp for the Annual Meeting on May 21, 2015

The undersigned hereby constitutes and appoints Beth E. Mooney, Paul N. Harris, and Michelle L. Potter, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of KeyCorp to be held on May 21, 2015, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.

1.	Election of Directors: the nominees of the Board of Directors whose term of office will expire in 2016 are:
Bruce D. Broussard, Joseph A. Carrabba, Charles P. Cooley, Alexander M. Cutler, H. James Dallas, Elizabeth R. Gile, Ruth Ann M. Gillis, William G. Gisel, Jr., Richard J. Hipple, Kristen L. Manos, Beth E. Mooney, Demos Parneros, Barbara R. Snyder, and David K. Wilson.
2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditor for the fiscal year ending on December 31, 2015.
3.	Advisory approval of executive compensation.
4.	Shareholder proposal seeking to separate the Chairman and Chief Executive Officer roles.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4.

In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby transfers all power given by the signer to vote at the said meeting or any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.

SEE REVERSE SIDE

D	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your voting instructions, you may vote using one of the methods outlined below.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Voting instructions submitted by the Internet or telephone must be received by 12:00 AM, Central Time, on May 19, 2015.

Vote by Internet • Go to www.envisionreports.com/key • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Election of Directors	B	Proposals

The Board of Directors recommends a vote FOR the listed nominees. 1. Nominees:						The Board of Directors recommends a vote FOR Proposal 2.	For	Against	Abstain	+
	For	Withhold		For	Withhold	2. Ratification of the appointment of independent auditor.	☐	☐	☐
01 - Bruce D. Broussard	☐	☐	02 - Joseph A. Carrabba	☐	☐
03 - Charles P. Cooley	☐	☐	04 - Alexander M. Cutler	☐	☐	The Board of Directors recommends a vote FOR Proposal 3. 3. Advisory approval of executive compensation.	For ☐	Against ☐	Abstain ☐
05 - H. James Dallas	☐	☐	06 - Elizabeth R. Gile	☐	☐
07 - Ruth Ann M. Gillis	☐	☐	08 - William G. Gisel, Jr.	☐	☐	The Board of Directors recommends a vote AGAINST Proposal 4.	For ☐	Against ☐	Abstain ☐
09 - Richard J. Hipple	☐	☐	10 - Kristen L. Manos	☐	☐	4. Shareholder proposal seeking to separate the Chairman and Chief Executive Officer roles.
11 - Beth E. Mooney	☐	☐	12 - Demos Parneros	☐	☐
13 - Barbara R. Snyder	☐	☐	14 - David K. Wilson	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Confidential Voting Instructions — KeyCorp 401(k) Savings Plan

To: The Bank of New York Mellon, Trustee (the “Trustee”) under the KeyCorp 401(k) Savings Plan (the “Plan”).

I, as a participant in the Plan, hereby instruct the Trustee to vote (in person or by proxy), in accordance with my instructions on this card and the provisions of the Plan, all Common Shares of KeyCorp attributable to my KeyCorp Stock Fund account under the Plan (the “Allocated Shares”), as of the record date for the Annual Meeting of Shareholders of KeyCorp to be held on May 21, 2015.

For each proposal listed on the voting instruction card mark only one box. The Trustee will vote your Allocated Shares in accordance with your instructions provided, however, that Computershare Investor Services, LLC receives your voting instructions by 12:00 AM, Central Time, on May 19, 2015.

This voting instruction card when properly executed will be voted as directed by you. If no voting instructions are given, the Trustee will vote in conformity with the voting formula provided in the Plan, normally in the same proportion as those Allocated Shares that are actively voted by Plan participants. As a Plan participant, you have the right to instruct the Trustee to vote a proportionate number of the non-directed shares of the KeyCorp Stock Fund separately from your Allocated Shares. If you would like to vote non-directed shares of other Plan participants differently from your own Allocated Shares, please call Computershare at 440-239-7357 for further instructions.

I hereby revoke any and all voting instructions previously given to vote at this meeting or any adjournments thereof.

Please sign exactly as your name appears on the books of KeyCorp, date, and promptly return this voting instruction card in the enclosed envelope.

D	Non-Voting Items

Comments — Please print your comments below.

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